                                          Rule 424(b)5
                                          Registration Statement No. 333-51932

PROSPECTUS SUPPLEMENT
JUNE 22, 2001
(TO PROSPECTUS DATED DECEMBER 15, 2000)

                                  $269,000,000

                               [CMS ENERGY LOGO]
                           8.9% SENIOR NOTES DUE 2008
                             ---------------------

    We will pay interest on the notes each January 15 and July 15. The first interest payment will be made on January 15, 2002.

    We may redeem any or all of the notes at any time. The redemption price for the notes will be 100% of their principal amount, plus any applicable premium and any accrued and unpaid interest. There is no sinking fund for the notes. See "DESCRIPTION OF THE NOTES -- Optional Redemption".

    The notes will rank equally with the other unsecured and unsubordinated indebtedness of CMS Energy Corporation from time to time outstanding.

    The notes are not listed on any securities exchange, and we do not intend to list the notes on any security exchange.
                             ---------------------

    INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT.
                             ---------------------

                                                                                                           PROCEEDS,
                                                                                                       BEFORE EXPENSES,
                                                                           UNDERWRITING                  TO CMS ENERGY
                                                         PRICE TO         DISCOUNTS AND             AND TO BANC OF AMERICA
                                                        PUBLIC(1)         COMMISSIONS(2)       SECURITIES LLC, AS CALL HOLDER(3)
                                                       ------------       --------------       ---------------------------------
Per Note...........................................      98.843%             1.375%                   97.468%
Total..............................................    $265,887,670        $3,698,750               $262,188,920

---------------
(1) Plus accrued interest from July 2, 2001, if settlement occurs after that date.

(2) The underwriters have agreed to reimburse us for certain expenses in connection with this offering.

(3) Banc of America Securities LLC as the call holder and as the holder of the 8% Notes (as defined below), will receive $262,349,381 of the net proceeds of the notes offered hereby. We will receive, before expenses $586,858.

    We issued $250,000,000 Senior Notes 8% Reset Put Securities, Due 2011 on June 17, 1999 (the "8% Notes"). Banc of America Securities LLC (as the assignee of Bank of America, N.A.) has exercised a call option to purchase the 8% Notes from their holders, subject to certain conditions, on July 2, 2001. If Banc of America Securities LLC purchases the 8% Notes, the terms of the 8% Notes will be amended to be those of the notes described herein. See "DESCRIPTION OF THE NOTES". The notes described herein will be sold to an underwriting syndicate represented by Banc of America Securities LLC. The underwriting syndicate will offer the notes described herein pursuant to this prospectus supplement and the attached prospectus. See "UNDERWRITERS".

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    If Banc of America Securities LLC purchases the 8% Notes and the notes offered hereby are sold to an underwriting syndicate represented by Banc of America Securities LLC (as described herein) on July 2, 2001, Banc of America Securities LLC will deliver the notes to you in global form through the book-entry delivery systems of The Depositary Trust Company on July 2, 2001.
                           SOLE BOOK RUNNING MANAGER
                         BANC OF AMERICA SECURITIES LLC
                                  CO-MANAGERS

BANC ONE CAPITAL MARKETS, INC.
          COMERICA SECURITIES
                    DEUTSCHE BANK ALEX. BROWN
                              TD SECURITIES
                                      TOKYO-MITSUBISHI INTERNATIONAL PLC
                                             FLEET SECURITIES, INC.
                                                    WILLIAMS CAPITAL GROUP, L.P.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                       PROSPECTUS SUPPLEMENT

SUMMARY.....................................................    S-3
RISK FACTORS................................................    S-10
FORWARD-LOOKING INFORMATION.................................    S-14
USE OF PROCEEDS.............................................    S-15
RATIO OF EARNINGS TO FIXED CHARGES..........................    S-15
CAPITALIZATION..............................................    S-16
CMS ENERGY..................................................    S-17
DESCRIPTION OF THE NOTES....................................    S-22
UNDERWRITERS................................................    S-38
LEGAL MATTERS...............................................    S-40
EXPERTS.....................................................    S-40
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................    F-1

                             PROSPECTUS

WHERE TO FIND MORE INFORMATION..............................    2
CMS ENERGY CORPORATION......................................    4
CMS ENERGY TRUSTS...........................................    4
USE OF PROCEEDS.............................................    6
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...............    6
DESCRIPTION OF SECURITIES...................................    6
EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES AND THE
  GUARANTEES................................................    21
LEGAL OPINIONS..............................................    25
EXPERTS.....................................................    26
PLAN OF DISTRIBUTION........................................    26

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS DOCUMENT. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE NOTES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATES ON THE COVERS OF THESE DOCUMENTS, REGARDLESS OF THE TIME OF DELIVERY OF THIS DOCUMENT OR OF ANY SALE OF THE NOTES.
                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     The prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors, but not necessarily all important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us or our subsidiaries.

     Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we, our subsidiaries, or our management, express an expectation or belief as to future results, this expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "project," and "anticipate" or similar expressions identify forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary may not contain all the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this document in their entirety before making an investment decision. The terms "CMS," "CMS Energy," "our" and "we" as used in this prospectus supplement and the accompanying prospectus refer to CMS Energy Corporation and its subsidiaries.

     In this document, "Bcf" means billion cubic feet, "GWh" means gigawatt-hour, "KWh" means kilowatt-hour, "MBbls" means thousand barrels, "Mcf' means thousand cubic feet, "MMBoe" means million barrels of oil equivalent, "MMBbls" means million barrels, "MMcf" means million cubic feet, "MW" means megawatts, and "Tbtu" means trillion british thermal units.

                             CMS ENERGY CORPORATION

     CMS Energy is a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers is a public utility that provides natural gas or electricity to almost six million of the approximately 9.9 million residents in Michigan's lower peninsula. Enterprises, through subsidiaries, is engaged in a wide range of diversified energy businesses in the United States and in approximately 20 countries on five continents.

     Our assets and services are broad and include: electric and natural gas utility operations; independent power production; natural gas transmission, storage and processing; oil and gas exploration and production; international energy distribution; and marketing, services and trading. In 2000,

     - Consumers' electric utility owned and operated 29 electric generating plants with an aggregate of 6,437 MW of capacity and served 1.7 million customers in Michigan's lower peninsula;

     - Consumers' gas utility owned and operated over 26,000 miles of transmission and distribution lines throughout the lower peninsula of Michigan, providing natural gas to 1.6 million customers;

     - CMS Generation had ownership interests in independent power plants with 8,365 MW gross and 3,533 MW net capacity. The plants are located primarily in the U.S., Argentina, Australia, Chile, Ghana, India, Morocco, Thailand and the United Arab Emirates;

     - CMS Gas Transmission owned and operated over 25,000 miles of pipelines with a daily capacity of approximately 11.0 Bcf per day. The pipelines are located in the U.S., Argentina, Australia, Chile and Tunisia. It also owns extensive gathering systems and processing facilities;

     - CMS Oil and Gas had proved reserves of 235 MMBoe and exploration and production activities in the U.S., Venezuela, Colombia, the Republic of Congo, Cameroon, Equatorial Guinea and Tunisia;

     - CMS Electric and Gas, our international energy distribution subsidiary, owned energy distribution interests in Venezuela, Argentina and Brazil, serving approximately 475,000 customers and recording sales of approximately 3,200 GWh;

     - CMS Marketing, Services and Trading marketed 614 Bcf of gas, 37,781 GWh of electricity, 31 MMBbls of crude oil and 9.0 MMBbls of natural gas liquids; and

Our various subsidiaries currently have ownership interests in projects under construction or in advanced stages of development, including approximately 3,600 MW of electric generation, 154 miles of pipeline projects, and conversion of a natural gas pipeline to an 800 mile liquids product pipeline.

     In 2000, we had consolidated operating revenue of $8.998 billion, earnings before interest, taxes, depreciation and amortization of $1.693 billion and net income of $36 million, after the $268 million after tax impairment loss on the Loy Yang investment.

     We were incorporated in Michigan in 1987 and our world wide web address is http://www.cmsenergy.com. Our web site is not part of this prospectus supplement or the accompanying prospectus. Our telephone number is (313) 436-9200.

                               BUSINESS STRATEGY

     Our objective is to be a leading diversified energy company developing energy facilities and marketing energy and related services in the United States and selected world growth markets. The key elements of our strategy to achieve this objective are as follows:

USE OUR NATURAL GAS PIPELINE BUSINESS FOR GROWTH OPPORTUNITIES ACROSS OUR OTHER BUSINESSES

     Our March 1999 acquisition of Panhandle Eastern Pipe Line Company, Panhandle Storage Company, Trunkline LNG Company and their subsidiaries (collectively, the "Panhandle Companies" or "Panhandle") significantly enhanced our domestic natural gas pipeline business. We intend to use Panhandle as a platform for growth in the United States and derive added value through expansion opportunities for multiple CMS businesses. Our growth strategy around Panhandle includes enhancing the opportunities for other CMS businesses involved in electric power generation and distribution, mid-stream activities (gathering and processing), and exploration and production. By providing additional transportation, storage and other asset-based value-added services to customers such as new gas fueled power plants, local distribution companies, industrials and end-users, marketers and others, we expect to expand our natural gas pipeline business. We also plan to convert certain Panhandle facilities to permit the throughput of liquid products.

EFFECTIVELY IMPLEMENT THE MICHIGAN ELECTRIC RESTRUCTURING LEGISLATION

     Our Consumers subsidiary is a leading generator and distributor of electricity and distributor of natural gas in the lower peninsula of Michigan. After several years of discussion and uncertainty in the Michigan electric utility industry, in June 2000 the Michigan legislature enacted electric utility restructuring and related securitization legislation called the Customer Choice and Electricity Reliability Act (the "Customer Choice Act"). The Customer Choice Act required an immediate 5% rate reduction for residential customers that reduces our revenues. In October 2000 and January 2001, the Michigan Public Service Commission ("MPSC") issued an order and a final order, respectively, approving securitization of approximately $470 million in qualified costs plus the expenses of securitization. Cost savings from securitization depend upon the level of debt or equity securities ultimately retired, the amortization schedule for the securitized qualified costs and the interest rates of the retired debt securities and the securitization bonds. These savings will only be determined once the securitization bonds are issued and will offset substantially all of the CMS Energy revenue impact of the 5% residential rate reduction, $51 million on an annual basis, that Consumers was required to implement by the Customer Choice Act. Consumers accepted the final financing order. The financing orders have been appealed by the Attorney General of Michigan. We cannot predict the outcome of the appeal or its effect on the schedule for issuance of the securitization bonds. Ultimately, sale of securitization bonds will be required to offset substantially all of the CMS Energy revenue impact of the rate reduction over the term of the bonds. The new legislation also provided for rate freezes and rate caps as more fully discussed below under "Risk Factors -- Risks Relating to CMS Energy -- New electric restructuring legislation could adversely affect our business." In response, Consumers must develop cost-effective solutions to manage the challenges of the Customer Choice Act. For example, Consumers intends to further intensify our efforts to manage costs including the management of fuel costs and purchased power costs in light of the rate freezes and rate caps.

INCREASE CONSUMERS' COMMODITY DELIVERY TO MEET CUSTOMER GROWTH AND EXPAND THE RANGE OF ENERGY-RELATED SERVICES

     Without regard to the Customer Choice Act, Consumers expects average annual growth of approximately 2% per year in electric system deliveries over the next five years based on a steadily growing customer base. Also, Consumers currently anticipates gas deliveries, including gas customer choice deliveries (excluding transportation to a natural gas-fueled, combined-cycle cogeneration facility operated by the Midland Cogeneration Venture Limited Partnership and off-system deliveries), to grow at an average annual rate of approximately 1% over the next five years based primarily on a steadily growing customer base.

     In addition to the delivery of electricity and natural gas, we offer a variety of energy-related services to Consumers' electric and gas customers. These services focus upon appliance maintenance, home safety, commodity choice and assistance to customers purchasing heating, ventilation and air conditioning equipment. We will continue to look for additional growth opportunities in energy-related services for Consumers' customers.

EXPAND PRESENCE IN SELECT HIGH GROWTH DOMESTIC AND INTERNATIONAL MARKETS THROUGH OUR DIVERSIFIED ENERGY BUSINESSES

     We expect to continue to sharpen our geographic focus on key growth areas where we already have significant investments and opportunities. This strategy focuses predominantly on the central corridor of the United States. Internationally, these markets are the Middle East, Latin America and West Africa. In pursuing our global growth, we intend to make energy investments that provide optimal returns and expansion opportunities for multiple existing businesses. For example, we are seeking to capitalize on our West Africa oil and gas reserves by expanding the undersea pipeline and onshore processing facilities in this area. We will use the gas from the processing plant in a new methanol-producing plant in West Africa. Our gas pipelines in Argentina are being extended to carry fuel for power plants in that area. In addition, we are a partner in the first independent power and water project in the United Arab Emirates and we are building our third power plant in India.

OPTIMIZE OUR ASSETS THROUGH THE MARKETING, SERVICES AND TRADING BUSINESS

     We intend to use our marketing, services and trading business to enhance the return on our other businesses. This means that we plan to continue centralizing the marketing of energy products produced by our various non-utility businesses. Other strategies include expanding our industrial and commercial energy services business to enhance our commodity marketing business and developing risk management products that address customer needs.

CONTINUE MANAGEMENT OF OUR ASSET PORTFOLIO

     We intend to enhance our long-term growth through an active portfolio management program that entails the ongoing sale of assets. We expect to reinvest the proceeds from this program in assets having greater potential for synergies with our existing or planned assets. In particular, we are reviewing our options regarding certain assets performing below prior expectations, including generating assets in Argentina and Australia. As a part of the program, we also continue to seek improvement in the operating efficiency and profitability of all assets retained in our portfolio. We also intend to sell assets with resulting cash proceeds and associated reduction of consolidated project debt in the total amount of approximately $450 million in 2001.

                              RECENT DEVELOPMENTS

     On February 23, 2001, we sold 10 million shares of CMS Energy common stock. Net proceeds from the sale totaled approximately $296 million which we used to repay borrowings under our $1 billion revolving credit facility with The Chase Manhattan Bank, as lead agent (the "Revolving Credit Facility"). In connection with that sale, we announced that we had indefinitely deferred the initial public offering of up to 50% of the securities of CMS Oil and Gas Company, our wholly-owned oil and gas exploration and production subsidiary.

     On March 29, 2001 we sold $350 million of 8.5% Senior Notes due 2011. Net proceeds from the sale totaled approximately $337 million which we used to reduce the outstanding balance of approximately $250 million under our Revolving Credit Facility. The remainder of the net proceeds was used to pay down long-term debt and for general corporate purposes.

                                  THE OFFERING

Issuer........................   CMS Energy Corporation.

Securities Offered............   $269 million principal amount of 8.9% senior
                                 notes due 2008.

Maturity......................   July 15, 2008

Interest Rate.................   The notes will bear interest at the rate of
                                 8.9% per year, payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2002.

Optional Redemption...........   The notes will be redeemable at our option, in
                                 whole or in part, at any time or from time to time, on not less than 30 days' notice, at the redemption price of 100% of their principal amount, plus any applicable premium and any accrued and unpaid interest to the date fixed for redemption.

Change in Control.............   If a change in control were to occur, each
                                 holder of notes would be able to require us to repurchase such notes, in whole or in part, at a price equal to 101% of the principal amount of those notes, plus any accrued and unpaid interest.

Ranking.......................   The notes will be unsecured and unsubordinated
                                 senior debt securities of ours. As of March 31, 2001, we had outstanding approximately $3.7 billion aggregate principal amount of indebtedness (excluding subsidiaries), none of which was secured. None of such indebtedness would be senior to the notes and the notes will not be senior to such indebtedness. The notes will be senior to certain subordinated indebtedness of ours (excluding subsidiaries).
                                 The notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of ours (excluding subsidiaries).

Certain Covenants.............   The Indenture governing the notes will contain
                                 covenants that will, among other things, limit our ability to pay dividends or distributions, incur additional indebtedness, incur additional liens, sell, transfer or dispose of certain assets, enter into certain transactions with affiliates or enter into certain mergers or consolidations.

Use of Proceeds...............   Of the estimated net proceeds, Banc of America
                                 Securities LLC, as the call holder and as the holder of the 8% Notes will receive
                                 $262,349,381 of the net proceeds of the notes offered hereby. We will receive, before expenses, $586,858, which we will use for general corporate purposes.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following selected historical and pro forma financial information has been derived from our historical consolidated financial statements. We have prepared pro forma financial information to reflect our acquisition of the common stock of the Panhandle Companies. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 which is incorporated by reference. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference in the accompanying prospectus. See "Where To Find More Information" in the accompanying prospectus.

                                                                                                        THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                    ---------------------------------------------------------          ---------------------
                                                                 PRO
                                                                FORMA
                                     1998      1999            1999(1)                  2000            2000           2001
                                    -------   -------          -------                 ------          ------         ------
                                                                (UNAUDITED)
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue.................  $ 5,141   $ 6,103          $6,216                  $8,998          $1,828         $4,126
Operating expenses................    4,417     5,219           5,272                   8,271           1,536          3,795
                                    -------   -------          -------                 ------          ------         ------
  Pretax operating income.........      724       884             944                     727             292            331
Income taxes......................      100        64              72                      60              52             59
Consolidated net income before
  cumulative effect of change in
  accounting principle............      242       277             287                      41              80            109
Cumulative effect of change in
  accounting for inventories, net
  of tax..........................       --        --              --                      (5)(12)         (5)(12)        --
Cumulative effect of change in
  accounting for property taxes,
  net of tax(2)...................       43        --              --                      --              --             --
                                    -------   -------          -------                 ------          ------         ------
Consolidated net income...........  $   285   $   277          $  287                  $   36          $   75         $  109
                                    =======   =======          =======                 ======          ======         ======
Net income attributable to common
  stocks(2)
  CMS Energy......................  $   272   $   241(10)      $  251(10)              $   36          $   75         $  109
  Class G.........................       13        36(10)(11)      36(10)(11)              --              --             --
Average common shares outstanding
  CMS Energy......................      102       110             110                     113             113            125
  Class G.........................        8         9(11)           9(11)                  --              --             --
Earnings per average common
  share(2)
  CMS Energy
    Basic.........................  $  2.65   $  2.18(10)      $ 2.27(10)              $ 0.32          $ 0.66         $ 0.87
    Diluted.......................     2.62      2.17(10)        2.26(10)                0.32            0.65           0.85
Class G Basic and Diluted.........     1.56      4.21(10)(11)    4.21(10)(11)              --              --             --
Dividends declared per common
  share
  CMS Energy......................     1.26      1.39            1.39                    1.46            .365           .365
  Class G.........................     1.27      0.99(11)        0.99(11)                  --              --             --
OTHER DATA:
EBITDA(3).........................  $ 1,208     1,563           1,636(13)               1,693(13)         468            484
Cash flow
  From operating activities.......      516       917             912                     453             114            361
  From investing activities.......   (1,634)   (3,564)         (3,585)                   (867)            (26)          (332)
  From financing activities.......    1,150     2,678           2,678                     464             (12)            11
Capital expenditures..............    1,295     1,124           1,128                   1,032             209            273
Ratio of EBITDA to interest
  expense.........................     3.60x     2.95x           3.09x                   2.87x           3.18x          3.38x
Ratio of earnings to fixed
  charges(4)......................     1.59x     1.38x           1.45x                     --(14)        1.58x          1.77x

                                                               AS OF DECEMBER 31,         AS OF MARCH 31,
                                                           ---------------------------   -----------------
                                                            1998      1999      2000      2000      2001
                                                           -------   -------   -------   -------   -------
                                                                            (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents................................  $   101   $   132   $   182   $   208   $   222
Net plant and property...................................    6,040     8,121     7,835     8,181     7,992
Total assets.............................................   11,310    15,462    15,851    15,267    16,624
Long-term debt, including current maturities.............    5,019     7,539     7,477     7,715     7,452
Non-current portion of capital leases....................      105        88        54        88        58
Notes payable............................................      328       230       403       188       170
Other liabilities........................................    3,011     3,764     4,335     3,522     5,022
Minority interest........................................       --       222        88       222        86
Company-obligated mandatorily redeemable trust preferred
  securities of:
  Consumers Power Company Financing I(5).................      100       100       100       100       100
  Consumers Energy Company Financing II(5)...............      120       120       120       120       120
  Consumers Energy Company Financing III(6)..............       --       175       175       175       175
  CMS RHINOS Trust.......................................       --       250        --       250        --
Company-obligated convertible trust preferred securities
  of:
  CMS Energy Trust I(7)..................................      173       173       173       173       173
  CMS Energy Trust II(8).................................       --       301       301       301       301
  CMS Energy Trust III(9)................................       --        --       220        --       220
Preferred stock of subsidiary............................      238        44        44        44        44
Common stockholders' equity..............................    2,216     2,456     2,361     2,369     2,703

---------------
 (1) The pro forma selected financial information illustrates the effects of (a) various restructuring, realignment, and elimination of activities between the Panhandle Companies and Duke Energy Corporation prior to the closing of the acquisition of the Panhandle Companies by CMS Energy, (b) the adjustments resulting from the acquisition of the Panhandle Companies and
     (c) financing transactions which include the public issuance of $800 million of senior notes by Panhandle, $850 million of senior notes by CMS Energy and the private sale of $250 million of trust preferred securities by CMS Energy.

 (2) During the first quarter of 1998, our subsidiary, Consumers, implemented a change in the method of accounting for property taxes which had the cumulative effect of increasing other income by $66 million, including $18 million attributable to the portion of our business relating to Class G common stock. Earnings, net of tax, increased by $43 million or $0.40 per share for CMS Energy common stock and $12 million or $0.36 per share for Class G common stock.

 (3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, nor is it presented as an alternative to operating income as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP.

 (4) For the purpose of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

 (5) The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

 (6) The primary asset of Consumers Energy Company Financing III is $180 million principal amount of 9.25% subordinated deferrable interest notes due 2029 from Consumers.

 (7) The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from us.

 (8) The primary asset of CMS Energy Trust II is approximately $310 million principal amount of 8.625% convertible junior subordinated deferrable interest debentures due 2004 from us.

 (9) The primary asset of CMS Energy Trust III is approximately $226 million principal amount of 7.25% subordinated deferrable notes due August 2004 from us.

(10) Reflects the reallocation of net income and earnings per share as a result of the premium on exchange of Class G common stock. As a result, CMS Energy's basic and diluted earnings per share were reduced $0.26 and $0.25, respectively, and Class G's basic and diluted earnings per share were increased $3.31.

(11) From January 1, 1999 to October 25, 1999.

(12) During 2000, CMS Energy implemented an SEC mandated change in the method for accounting for inventories that has affected the accounting for CMS Oil and Gas' oil and gas inventories, which had the cumulative effect of decreasing pre-tax operating income by $7 million, and earnings, net of tax, by $5 million, or $0.04 per basic and diluted share of CMS Energy Common Stock. The effects of the accounting change on assets, liabilities and equity are not material.

(13) Excludes the write-down of our investment in Nitrotec Corporation, a proprietary gas processing company, of $84 million pre-tax in 1999 and of our investment in Loy Yang A of $329 million pre-tax in 2000.

(14) For the year ended December 31, 2000, fixed charges exceeded earnings by $124 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang A investment. The ratio of earnings to fixed charges would have been 1.32x excluding this amount.

     As expected, during the two month period ended May 31, 2001 we did not close any asset sales as a part of our asset portfolio management plans described above under "Business Strategy -- Continue management of our asset portfolio". Since asset sales in the two months ended May 31, 2000 resulted in an after tax gain of approximately $30 million and we do not expect any significant asset sales gains in the quarter ending June 30, 2001, we expect that consolidated net income for the quarter ending June 30, 2001 will be below that for the quarter ended June 30, 2000.

                                  RISK FACTORS

     In considering whether to purchase our notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read "Forward-Looking Information" on page S-14 of this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus supplement and the accompanying prospectus.

RISKS RELATED TO THE NOTES

  WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS. IF WE DO NOT RECEIVE ADEQUATE DIVIDENDS OR DISTRIBUTIONS FROM OUR SUBSIDIARIES, AND JOINTLY OWNED ENTERPRISES WE MAY NOT BE ABLE TO MAKE PRINCIPAL OR INTEREST PAYMENTS ON THE NOTES

     Due to our holding company structure we depend on dividends from our subsidiaries to meet our debt obligations, including the payment of any principal or interest on the notes. None of these entities are or will be obligated to pay any amounts due on the notes. Therefore, the notes are effectively subordinated to the payment of interest, principal and preferred distributions on the debt, preferred securities and other liabilities of Consumers and Enterprises and each of their subsidiaries.

     Restrictions contained in Consumers' mortgage bond indenture and preferred stock provisions and other legal restrictions limit Consumers' ability to pay dividends or acquire its own stock from us. Based upon its Articles of Incorporation, the most restrictive provision, as of March 31, 2001, Consumers would be able to pay an aggregate of $405 million in dividends to us. In the four years ending December 31, 2000, Consumers paid out 74% of its earnings in cash dividends to us. Enterprises is also limited in the amount of dividends it is able to pay pursuant to the Revolving Credit Facility.

  AS OUR ABILITY TO PURCHASE THE NOTES WILL BE LIMITED BY THE TERMS OF OUR OTHER DEBT AGREEMENTS AND OUR ABILITY TO FINANCE THE PURCHASE, WE MAY BE UNABLE TO PURCHASE NOTES UPON A CHANGE OF CONTROL

     In the event of a change of control of our company, each holder of notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. It is expected that we will issue additional debt with similar change of control provisions in the future. If this occurs, the financial requirements for any purchases could be increased significantly. In addition, the terms of any debt securities issued to purchase debt under these change of control provisions may be unfavorable to us. We cannot assure holders of notes that we will be able to finance these purchase obligations or obtain consents to do so from holders of notes under other debt agreements restricting these purchases.

RISKS RELATING TO CMS ENERGY

  WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR FINANCIAL FLEXIBILITY AND HENCE OUR ABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS UNDER THE NOTES

     As of March 31, 2001, we had outstanding approximately $3.7 billion aggregate principal amount of indebtedness (excluding subsidiaries), none of which was secured. None of such indebtedness would be senior to the notes and the notes will not be senior to such indebtedness. On a consolidated basis, we and our subsidiaries had approximately $8.1 billion in total indebtedness and mandatorily redeemable trust preferred securities as of March 31, 2001. We may incur additional indebtedness in the future. The level of our indebtedness could have several important effects on our future operations, including, among others:

     - a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

     - covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business;

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

     - we may be at a competitive disadvantage to our competitors that are less leveraged; and

     - our vulnerability to adverse economic and industry conditions may increase.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financings. We cannot assure you that any such refinancing will be possible or that additional financing will be available on commercially acceptable terms or at all.

     Covenants contained in our existing debt arrangements and guarantees limit, among other things, the incurrence of indebtedness by CMS Energy and its subsidiaries and require maintenance of a minimum net worth and fixed-charge coverage ratio and a maximum debt-to-capitalization ratio. There can be no assurance that the requirements of our existing debt arrangements or other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

  WE FACE INCREASED COMPETITION, WHICH COULD REDUCE OUR MARKET SHARES AND PROFIT MARGINS

     Regulatory changes and other developments have resulted and will continue to result in increased competition in our domestic energy businesses. Generally, increased competition threatens our market shares in certain segments of our business and can reduce our profit margins.

     Increased competition and direct access in the gas industry. Regulatory changes have been significant in our gas utility business. These changes have resulted in increased competition from other sellers of natural gas for sale of the gas commodity to our customers. As a result of the regulatory changes that separated (unbundled) the transportation and storage of natural gas from the sale of natural gas by interstate pipelines and Michigan gas distributors, Consumers offers unbundled services (transportation and some storage) to its larger end-use customers who choose to acquire gas supplies from alternative sources. On April 1, 1998, Consumers began an experimental gas customer choice pilot program that ended March 31, 2001. Under this program, gas distribution rates were frozen through March 31, 2001. On April 1, 2001 a permanent gas customer choice program commenced and under this program Consumers returned to a gas cost recovery mechanism that allows it to recover from its customers all prudently incurred costs to purchase the natural gas commodity and transport it to Consumers' facilities.

     Increased competition and direct access in the electric industry. Consumers has in the last several years experienced and expects to continue to experience a significant increase in competition for generation services with the introduction of retail direct access in the State of Michigan. Under the Customer Choice Act, all electric customers will have the choice of electric generation suppliers by January 1, 2002.

     Increased competition in the gas pipeline industry. A significant portion of our domestic revenue and cash flow comes from our interstate pipeline business. The Federal Energy Regulatory Commission ("FERC") policy allows the issuance of certificates authorizing the construction of new interstate pipelines which are competitive with existing pipelines. A number of new pipeline and pipeline expansion projects have been approved or are pending approval by the FERC in order to transport large additional volumes of natural gas to the midwestern United States from Canada. These pipelines are able to compete with Panhandle's pipelines. Increased competition could reduce the volumes of gas transported by Panhandle to their existing markets or cause them to lower rates in order to meet competition. This could lower the financial results of the Panhandle Companies.

  NEW ELECTRIC RESTRUCTURING LEGISLATION COULD ADVERSELY AFFECT OUR BUSINESS

     Federal and state regulation of electric and natural gas utilities, interstate pipelines and independent electric power producers has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

     In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. The Customer Choice Act first reduced residential rates by 5% then froze them as of the June 2000 effective date of this new legislation through December 31, 2003. All other electric rates are frozen through December 31, 2003 without first being reduced. After that date, electric rates are subject to a rate cap. The length of the rate cap varies depending upon whether the customer is a residential, commercial or industrial customer, among other determinations. Ultimately, the rate cap could extend until December 31, 2013 depending upon whether Consumers and two other utilities jointly complete expansion of available transmission capability in the state of Michigan of at least 2,000 MW and do not exceed the market control test established by the legislation (a requirement Consumers is currently in compliance with). Under circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. However, the rate cap could result in Consumers being unable to collect customer rates sufficient to recover fully its cost of doing business. Some of these costs may be wholly or partially beyond Consumers' power to control. In particular, to the extent Consumers may need to purchase power from wholesale suppliers at market-based prices during the period when retail rates are frozen or capped, it may be difficult to purchase power at prices that can be recovered in rates. As a result, it is not certain that Consumers' profit margins in its electric utility business will be maintained over the long run.

     The Customer Choice Act and existing MPSC restructuring orders provide for recovery of the stranded costs associated with customers purchasing power from other sources. The Customer Choice Act also permits the MPSC annually to review Consumers' stranded cost recovery charges implemented for the preceding 12 months, and adjust the stranded costs recovery charge (a true-up adjustment), by way of supplemental surcharges or credits, to allow the netting of stranded costs. In an order issued in October 2000, the MPSC initiated a proceeding to implement the provisions of the Customer Choice Act regarding the calculation of stranded costs. Consumers is uncertain how the MPSC will ultimately calculate the amount of stranded costs and the true-up adjustments, and the manner in which the annual stranded cost true-up operates.

     The Customer Choice Act also allows for securitization of stranded costs, which fit the definition under the Customer Choice Act of "qualified costs" for securitization purposes, in order to offset the earnings impact of the 5% residential rate reduction mandated by the legislation. In accordance with the securitization provisions of the Customer Choice Act, Consumers filed an application, and a supplement thereto, in July 2000, to begin the securitization process for approximately $470 million in qualified costs. The MPSC issued a financing order and a final financing order in October 2000 and January 2001, respectively, authorizing securitization of approximately $470 million in qualified costs plus the expenses of securitization. Cost savings from securitization depend upon the level of debt or equity securities ultimately retired, the amortization schedule for the securitized qualified costs and the interest rates of the retired debt securities and the securitization bonds. These savings will only be determined once the securitization bonds are issued and will offset up to the full amount of the revenue impact of the 5% residential rate reduction, $51 million on an annual basis, that Consumers was required to implement by the Customer Choice Act. Consumers accepted the MPSC's final financing order. The financing orders have been appealed by the Attorney General of Michigan. We cannot predict the outcome of the appeal or its effect on the schedule for issuance of the securitization bonds. Ultimately, sale of securitization bonds will be required to offset substantially all of the CMS Energy revenue impact of the rate reduction over the term of the bonds.

  WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS WHICH ARE SUBJECT TO POSSIBLE NATIONALIZATION EXPROPRIATION OR INABILITY TO CONVERT CURRENCY

     Our international investments in approximately 20 countries in electric generating facilities, oil and gas exploration, production and processing facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of facilities. Although we maintain insurance for various risk exposures including political risk from possible nationalization, expropriation or inability to convert currency, we are exposed to some risks that include local political and economic factors over which we have no control, such as changes in foreign governmental and regulatory policies (including changes in industrial regulation and control and changes in taxation), changing political conditions and international monetary fluctuations. In some cases an investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and, in turn, our growth plans for Enterprises' international investments and our financial position and results of operations.

     Financial risk during development phase. In developing new projects, significant time and expense is required to prepare proposals or competitive bids, obtain the numerous required permits, licenses and approvals, negotiate the necessary agreements with governmental and private parties, and obtain financing. Money spent for these purposes is at risk until all these elements are successfully finalized. It is often impractical to finalize all elements before significant sums have been spent. As a result, there is a risk that these up-front expenditures will be of little value if one of the required approvals or other elements is not finally achieved and the project does not go forward or is not completed.

     Expropriation and violation of agreements by third parties. International investments of the type we are making are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. These kinds of changes could result in a partial or total loss of our investment.

     Foreign currency risk. The local foreign currency may be devalued or the conversion of the currency may be restricted or prohibited or other actions, such as increases in taxes, royalties or import duties, may be taken which adversely affect the value and the recovery of our investment.

  WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS

     We and our subsidiaries are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air laws, will be significant.

     The Environmental Protection Agency ("EPA") in 1997 introduced new regulations regarding nitrogen oxide and particulate-related emissions that were the subject of litigation. The United States Supreme Court recently found that the EPA has power to revise the standards but found that the EPA implementation plan was not lawful. In 1998, the EPA Administrator issued final regulations requiring the State of Michigan to further limit nitrogen oxide emissions. The EPA has also issued additional final regulations regarding nitrogen oxide emissions which require certain generators, including some of Consumers electric generating facilities, to achieve the same emission rate as that required by the 1998 plan. These regulations will require us to make significant capital expenditures. The estimated cost to Consumers would be between $450 million and $500 million, calculated in year 2000 dollars. Consumers anticipates that it will incur these capital expenditures between 2000 and either 2003 and 2004. In addition, Consumers expects to incur costs of removal related to this effort, but is unable to predict the amount at this time.

     Consumers may need an additional amount of between $290 million and $500 million of capital expenditures to comply with the new small particulate standards sometime after 2004.

     These and other required environmental expenditures may have a material adverse effect upon our financial condition and results of operations.

                          FORWARD-LOOKING INFORMATION

     From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "Forward-Looking Statements" under the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in any forward-looking statements are:

     - the ability to achieve operating synergies and revenue enhancements;

     - capital and financial market conditions, including the current price of our common stock, interest rates and availability of financing;

     - market perceptions of the energy industry, our company or any of our subsidiaries;

     - our or any of our subsidiaries' securities ratings;

     - currency exchange fluctuations and controls;

     - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel, nuclear fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments;

     - environmental incidents;

     - electric transmission or gas pipeline system constraints;

     - international, national, regional and local economic, competitive and regulatory conditions and developments;

     - adverse regulatory or legal decisions, including environmental laws and regulations;

     - pace of implementation and provisions for deregulation of the natural gas industry, whether by legislative or regulatory action;

     - implementation of the Michigan electric industry restructuring legislation, including the sale of securitization bonds;

     - federal regulation of electric sales and transmission of electricity that grants independent power producers, electricity marketers and other utilities "direct access" to the interstate electric transmission systems owned by electric utilities, creating opportunities for competitors to market electricity to our wholesale customers;

     - energy markets, including the timing and extent of unanticipated changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to higher demand, shortages, transportation problems or other developments;

     - the timing and success of business development efforts and plans for asset sales;

     - potential disruption, expropriation or interruption of facilities or operations due to accidents or political events and the ability to get or maintain insurance coverage for such events;

     - nuclear power plant performance, decommissioning, policies, procedures, incidents and regulation, including the availability of spent nuclear fuel storage;

     - technological developments in energy production, delivery and usage;

     - financial or regulatory accounting principles or policies;

     - cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

     - limitations on our ability to control the development or operation of projects in which our subsidiaries have minority interests; and

     - other uncertainties, all of which are difficult to predict and many of which are beyond our control.

     These and other factors are discussed more completely in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2000.

                                USE OF PROCEEDS

     From the net proceeds from this offering, after deducting underwriting discounts and commissions, Banc of America Securities LLC, as the call holder and as the holder of the 8% Notes, will receive $262,349,381 of the net proceeds of the notes offered hereby. We will receive, before expenses, $586,858, which we will use for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the years ended December 31, 1996 through 2000 and for the three months ended March 31, 2001 is as follows:

                                                   YEAR ENDED DECEMBER 31,
                                           ----------------------------------------       THREE MONTHS ENDED
                                           1996     1997     1998     1999     2000         MARCH 31, 2001
                                           -----    -----    -----    -----    ----       ------------------
                                                                                             (UNAUDITED)
Ratio of earnings to fixed charges.....    1.96x    1.78x    1.59x    1.38x    --(1)            1.77x

---------------
(1) For the year ended December 31, 2000, fixed charges exceeded earnings by $124 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang A investment. The ratio of earnings to fixed charges would have been 1.32x excluding this amount.

     For the purpose of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2001 (1) on an actual basis and (2) as adjusted to reflect the sale of $129 million of mandatorily redeemable preferred securities of Consumers Energy Company Financing IV on May 31, 2001 and $269 million of notes in this offering and the application of the net proceeds as described under "Use of Proceeds". This table should be read in conjunction with our consolidated financial statements and related notes included in the incorporated documents as described under "Where to Find More Information" in the accompanying prospectus.

                                                                      AS OF
                                                                 MARCH 31, 2001
                                                               -------------------
                                                                             AS
                                                               ACTUAL     ADJUSTED
                                                               -------    --------
                                                                   (UNAUDITED)
                                                                  (IN MILLIONS)
Current portion of long-term debt and capital lease
  obligations(1)...........................................    $   302    $   302
                                                               =======    =======
Non-current portion of capital leases......................    $    58    $    58
Long-term debt:
  8.9% Senior notes due 2008(1)............................         --    $   269
  Other long-term debt (excluding current maturities)(1)...      7,150    $ 6,900
                                                               -------    -------
     Total long-term debt..................................      7,208      7,227
Total stockholders' equity:
  Company-obligated mandatorily redeemable preferred
     securities of:
     Consumers Power Company Financing I(2)................        100        100
     Consumers Energy Company Financing II(3)..............        120        120
     Consumers Energy Company Financing III(4).............        175        175
     Consumers Energy Company Financing IV(5)..............         --        125
  Company-obligated convertible preferred securities of:
     CMS Energy Trust I(6).................................        173        173
     CMS Energy Trust II(7)................................        301        301
     CMS Energy Trust III(8)...............................        220        220
  Preferred stock of subsidiary............................         44         44
  Common stockholders' equity..............................      2,703      2,703
                                                               -------    -------
     Total stockholders' equity............................      3,836      3,961
                                                               -------    -------
       Total capitalization................................    $11,044    $11,188
                                                               =======    =======

---------------
(1) Adjusted to reflect the issuance of $269 million aggregate principal amount of 8.9% senior notes due 2008. The net proceeds from this offering will be used to pay down our obligation under our $250 million 8% Notes and to pay off a call option held by Banc of America Securities LLC in connection with those securities.

(2) The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers.

(3) The primary asset of Consumers Energy Company Financing II is approximately $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

(4) The primary asset of Consumers Energy Company Financing III is $180 million principal amount of 9.25% subordinated deferrable interest notes due 2029 from Consumers.

(5) The primary asset of Consumers Energy Company Financing IV is $129 million principal amount of 9.00% subordinated deferrable interest notes due 2031 from Consumers.

(6) The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from CMS Energy.

(7) The primary asset of CMS Energy Trust II is approximately $310 million principal amount of 8.625% junior subordinated deferrable interest debentures due 2004 from CMS Energy.

(8) The primary asset of CMS Energy Trust III is approximately $226 million principal amount of 7.25% subordinated deferrable notes due August 2004 from CMS Energy.

                                   CMS ENERGY

OVERVIEW

     CMS Energy is a leading diversified energy company operating in the United States and in selected growth markets around the world. Our two principal subsidiaries are Consumers and CMS Enterprises. Consumers is a public utility that provides natural gas or electricity to almost six million of the 9.9 million residents in Michigan's lower peninsula. Enterprises, through subsidiaries, is engaged in several energy businesses in the United States and in approximately 20 countries on five continents.

     In 2000, our consolidated operating revenue was $9.0 billion and our EBITDA was $1.693 billion. The following table shows the EBITDA contribution from each of our business segments:

                                                                     EBITDA(1)
                                                               ----------------------
                                                               AMOUNT        % TOTAL
                                                               -------       --------
                                                               (DOLLARS IN MILLIONS)
CONSUMERS
Consumers electric utility.................................    $  792          46.8%
Consumers gas utility......................................       211          12.4
                                                               ------         -----
  Total Consumers..........................................     1,003          59.2
ENTERPRISES
Independent power production(2)............................       175          10.3
Natural gas transmission, storage and processing...........       317          18.7
Oil and gas exploration and production.....................        68           4.0
International energy distribution and other non-utility
  operations...............................................        61           3.6
Marketing, services and trading............................        19           1.2
                                                               ------         -----
  Total Enterprises........................................       640          37.8
OTHER......................................................        50           3.0
                                                               ------         -----
  Total....................................................    $1,693         100.0%
                                                               ======         =====

---------------
(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, nor is it presented as an alternative to operating income as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP.

(2) Excludes the write-down of our investment in Loy Yang A of $329 million pre-tax ($268 million after-tax).

CONSUMERS

     Consumers primarily consists of our electric and gas utility operations. Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910 and which did business in Michigan from 1915 to 1968. Consumers' consolidated operations account for a majority of our total assets and income, as well as a substantial portion of our operating revenue. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries.

  ELECTRIC UTILITY OPERATIONS

     Based on the number of customers, Consumers' electric utility operations, if independent, would be the twelfth largest electric utility company in the United States. The electric operations of Consumers include the generation, purchase, transmission, distribution and sale of electricity. In 2000, operating revenue from this segment was $2,676 million and total electric sales were 41 billion kWh. At year-end

2000, it served customers in 61 of the 68 counties of Michigan's lower peninsula. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

     At December 31, 2000, Consumers' owned and operated 29 electric generating plants with an aggregate of 6,437 MW of capacity. Also in 2000, Consumers purchased 2,552 MW of net capacity from other power producers, which amounted to
34.8 percent of Consumers' total system requirements, the largest of which was the Midland Cogeneration Venture Limited Partnership in which Consumers has a 49% interest through CMS Midland. Consumers also owns 4,467 miles of overhead transmission lines operating at 120 kilovolts and above, 61,298 miles of electric distribution overhead lines, and substations having an aggregate transformer capacity of 40,254,830 kilovoltamperes.

     Consumers generates electricity principally from coal and nuclear fuel. Consumers has four generating plant sites that use coal as a fuel source and constituted 73.2 percent of its baseload capacity in 2000. In 2000, these plants produced a combined total of 17,926 million kWhs of electricity and required 8.5 million tons of coal. On December 31, 2000, Consumers' coal inventory amounted to approximately 50 days' supply. During 2000, Consumers owned two nuclear power plants of which only one was operating. The Big Rock nuclear power plant was closed permanently in 1997 and is in the process of being decommissioned. During 2000, the Palisades nuclear power plant had net generation of 5,724 million kWhs, constituting 23.4 percent of Consumers' baseload supply. Consumers currently has two contracts for uranium concentrates sufficient to provide up to 43 percent of Consumers fuel supply requirements for 2001. Consumers also has contracts for conversion services and enrichment services with quantity flexibility ranging from 40 percent to 100 percent and 50 percent and 100 percent of its nuclear fuel requirements, respectively. If spot market prices are below the contract price, Consumers will purchase only the minimum amount of nuclear fuel required by the contracts. Conversely, if spot market prices are above the contracts prices, Consumers will purchase the maximum amount of nuclear fuel allowed by the contracts to meet its requirements.

  GAS UTILITY OPERATIONS

     Based on the number of customers, Consumers' gas utility operations, if independent, would be the fifth largest gas utility company in the United States. Consumers' gas utility operations purchase, transport, store, distribute and sell natural gas. In 2000, total deliveries of natural gas sold by Consumers and by other sellers over Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 410 Bcf. Operating revenue for 2000 was $1,196 million. As of December 31, 2000, Consumers was authorized to provide service in 54 of the 68 counties in Michigan's lower peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area, where nearly 900,000 of the gas customers are located. Consumers' gas operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

     Consumers, together with its wholly owned subsidiary, Michigan Gas Storage, owns 24,383 miles of distribution mains and 1,629 miles of transmission lines throughout Michigan's lower peninsula. Consumers and its subsidiary own and operate eight compressor stations with a total of 162,000 installed horsepower. Consumers and its subsidiary also have 14 gas storage fields located across Michigan with an aggregate storage capacity of 330.8 Bcf.

     In 2000, Consumers purchased 37.2 percent of its required gas supply under contracts with a duration of longer than one year. Consumers also has firm transportation agreements with affiliates and other independent pipeline companies for the delivery of over 80 percent of its total gas supply requirements.

These contracts have expiration dates ranging from January 2002 to April 2004. Consumers transports the balance of its required gas supply under interruptible contracts.

ENTERPRISES

  NATURAL GAS TRANSMISSION

     CMS Gas Transmission, formed in 1988, owns, develops and manages domestic and international natural gas facilities. In 2000, CMS Gas Transmission's operating revenue was $906 million. In 1999, we expanded the importance of this business segment with the acquisition of the Panhandle Companies.

     Panhandle is primarily engaged in the interstate transmission and storage of natural gas. Panhandle operates a large natural gas pipeline network, providing customers in the Midwest and Southwest with a comprehensive array of transportation services. Panhandle's major customers include 25 utilities located primarily in the United States Midwest market area. Panhandle's combined throughput was 1,374 Tbtu in 2000. A majority of Panhandle's revenue comes from long-term service agreements with local distribution company customers. Panhandle also provides firm transportation services under contract to gas, marketers, producers, other pipelines, electric power generators and a variety of end-users. In addition, the pipelines offer both firm and interruptible transportation to customers on a short-term or seasonal basis. In 2000, Panhandle's consolidated operating revenue was $483 million.

     CMS Gas Transmission has a total of 15,734 miles of pipeline in the United States, including 154 miles of projects under construction, with a daily capacity of approximately 8.5 Bcf. Panhandle's portion of CMS Gas Transmission's natural gas transmission system consists of four large diameter pipelines extending approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the states of Missouri, Illinois, Indiana, Ohio and into Michigan. Trunkline Gas Company's transmission system extends approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through the states of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. Internationally, at December 31, 2000, CMS Gas Transmission had ownership interests in 5,482 miles of pipelines in Argentina and Australia.

     At December 31, 2000, CMS Gas Transmission had processing capabilities of approximately 1.0 Bcf per day of natural gas, including a hydrocarbon fractionation plant in Michigan with a capacity of 30,000 barrels per day. Through Panhandle, CMS Gas Transmission owns and operates 51 compressor stations. It also has six gas storage fields with an aggregate storage capacity of 70 Bcf. One underground storage field is used for natural gas liquids. CMS Gas Transmission currently has two gas storage fields under development. Through subsidiaries, CMS Gas Transmission operates 4,569 miles of gas gathering systems with total capacity of 1.5 Bcf per day.

     CMS Gas Transmission, through Panhandle, owns and operates an LNG receiving terminal. Panhandle also owns a one-third interest in a company that plans to extend and to convert an existing 26-inch pipeline, currently owned by Trunkline Gas Company, from natural gas transmission service to liquid products service by the beginning of 2002.

     CMS Gas Transmission has an ownership interest in a methanol plant under construction in Equatorial Guinea, Africa. The plant is scheduled to go into service in mid-2001 and will have a capacity of 2,500 metric tons per day.

  INDEPENDENT POWER PRODUCTION

     CMS Generation, formed in 1986, invests in, acquires, develops, constructs and operates non-utility power generation plants in the United States and abroad. In 2000, the independent power production business segment's operating revenue, which includes revenues from CMS Generation, CMS Operating, S.A., the MCV Facility and the MCV Partnership, was $500 million.

     As of December 31, 2000, CMS Generation had ownership interests in operating power plants totaling 8,365 gross MW (3,533 net MW) throughout the United States and abroad. At December 31, 2000, additional plants totaling approximately 3,553 gross MW are under construction or advanced development. The following table details CMS Generation's interest in independent power plants in the United States as well as abroad as of year-end 2000 (excluding the MCV facility and plants owned by CMS Operating, S.A., discussed further below):

                                                                       OWNERSHIP INTEREST    GROSS CAPACITY
                    LOCATION                           FUEL TYPE              (%)                 (MW)
                    --------                         --------------    ------------------    --------------
DOMESTIC
California.......................................    Wind                       8.5                 72
California.......................................    Wind                      22.7                 30
California.......................................    Wood                      37.8                 36
Connecticut......................................    Scrap tire                50.0                 31
Maine............................................    Hydro                     50.0                  4
Michigan.........................................    Wood                      50.0                 35
Michigan.........................................    Wood                      50.0                 39
Michigan.........................................    Natural Gas              100.0                160
Michigan.........................................    Coal                      50.0                 62
Michigan.........................................    Natural Gas              100.0                 68
Michigan.........................................    Natural Gas              100.0                156
New York.........................................    Hydro                      1.0                 14
New York.........................................    Hydro                     50.0                  3
North Carolina...................................    Wood                      50.0                 45
Oklahoma.........................................    Natural Gas                8.8                124
Virginia.........................................    Hydro                     55.0                  3
INTERNATIONAL
Argentina........................................    Hydro                     17.2              1,320
Australia........................................    Coal                      49.6              2,000
Chile............................................    Natural Gas               50.0                555
Ghana............................................    Light Fuel Oil            90.0                224
India............................................    Diesel                    49.0                200
India............................................    Natural Gas               33.2                235
Jamaica..........................................    Diesel                    41.2                 63
Latin America....................................    Various                Various                912
Morocco..........................................    Coal                      50.0              1,008
Philippines......................................    Coal                      47.5                 96
Philippines......................................    Diesel                    47.5                 50
Thailand.........................................    Coal                      66.0                300
United Arab Emirates.............................    Natural Gas               40.0                370
Venezuela........................................    Diesel                      70                150

     Through CMS Operating, S.A., we own a 128 MW natural gas power plant, and a
92.6 percent ownership interest in a 540 MW natural gas power plant, each in Argentina. Through CMS Midland we also own a 49 percent interest in the MCV Partnership and through a trust, we have a 35 percent indirect beneficial interest in the MCV Facility. The MCV Partnership was formed in January 1987 to convert a portion of an abandoned Midland County, Michigan nuclear plant owned by Consumers into the MCV Facility. The MCV Facility has gross capacity of approximately 1,370 MW (671 net MW).

  OIL AND GAS EXPLORATION AND PRODUCTION

     CMS Oil and Gas, formed in 1967, conducts oil and gas exploration and development operations in the United States, and in six other countries. In 2000, CMS Oil and Gas achieved production levels of 7.27 million barrels of oil, condensate and plant products and 17.56 Bcf of gas. At January 1, 2001, CMS Oil and Gas's proven oil and gas reserves total 234.6 million net equivalent barrels reflecting a balanced portfolio of high-quality reserves, including 45.5 percent oil and condensate and 54.5 percent natural gas.

     The following table shows net oil and gas production by CMS Oil and Gas for the years 1998 through 2000:

                                                           1998      1999      2000
                                                          ------    ------    ------
Oil and condensate (MBbls)(1).........................     7,307     7,288     6,980
Natural gas (MMcf)(1).................................    26,495    26,412    17,564
Plant products (MBbls)(1).............................       413       396       287
Reserves to annual production ratio
  Oil (MMBbls)........................................      11.5      15.2      14.7
  Gas (Bcf)...........................................      21.3      29.9      43.7

---------------
(1) Revenue interest to CMS Oil and Gas.

     The following table shows CMS Oil and Gas' estimated oil and gas reserves for the year 2000:

                                                                         SOUTH
                                                                U.S.    AMERICA    AFRICA    TOTAL
                                                                ----    -------    ------    -----
Estimated Proved Developed and Undeveloped Reserves:
  Oil (MMBbls)..............................................     6.2     15.9        84.3    106.6
  Gas (Bcf).................................................    81.5      7.0       679.4    767.9
Estimated Proved Developed Reserves(1):
  Oil (MMBbls)..............................................     2.4     10.8        80.8     94.1
  Gas (Bcf).................................................    61.8      7.0       679.4    748.2

---------------
(1) The government license in Venezuela is an oil service contract whereby CMS Oil and Gas is paid a fee per barrel for oil discovered, lifted, and delivered to Maraven S.A., a subsidiary of Petroleos de Venezuela S.A. Additionally, CMS Oil and Gas receives a fee for reimbursement of certain capital expenditures. The volumes presented represent actual production with respect to which CMS Oil and Gas is paid a per barrel fee.

     In 2000, CMS Oil and Gas sold all of its Northern Michigan oil and gas properties. In that same year, it also sold its working interest in oil reserves located in Ecuador.

  INTERNATIONAL ENERGY DISTRIBUTION

     CMS Electric and Gas, formed in 1996, is involved in purchasing, investing in and operating gas and electric distribution systems worldwide. In 2000, operating revenue was $265 million.

     As of December 31, 2000, CMS Electric and Gas had ownership interests in electric distribution companies in Venezuela, Argentina and Brazil. These electric distribution companies serve approximately 475,000 customers with electricity sales of 3,166 GWh in 2000. These amounts exclude the sale in January 2000 of CMS Electric and Gas' interest in Companhia Forca Luz Cataguazes -- Leopoldina and its subsidiaries in Brazil. In December 2000, we sold approximately one-half of our 48 percent interest in Empressa Distribuidora de Electricidad de Entre Rios, S.A., an electric distribution utility serving the province of Entre Rios, Argentina, and executed an agreement to sell the remaining 24.56 percent in 2001.

  MARKETING, SERVICES AND TRADING

     CMS Marketing, Services and Trading ("CMS MST"), formed in 1996, provides gas, oil, and electric marketing, risk management and energy management services to industrial, commercial, utility and municipal energy users throughout the United States and abroad. CMS MST has grown dramatically since its inception. We intend to use CMS MST to enhance performance of our assets, such as gas reserves and power plants. CMS MST markets approximately 614 Bcf of natural gas, 37,781 Gwh of electricity, 31 million barrels of crude oil and 9 million barrels of natural gas liquids. From 1997 through 2000, CMS MST also performed energy management services for 350 projects. At December 31, 2000, CMS MST had more than 10,611 customers, transported gas on more than 40 gas pipelines and was active in 39 states and Canada and Brazil. In 2000, CMS MST's operating revenue was $3.3 billion.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following information concerning the notes supplements, and should be read in conjunction with, the statements under "Description of Securities -- Debt Securities" in the accompanying prospectus. Capitalized terms not defined in this section are used as defined in the accompanying prospectus.

     The notes will be issued as a series of Senior Debentures under the senior debt indenture as supplemented by the twelfth supplemental indenture thereto dated as of July 2, 2001 (the "Supplemental Indenture"), and will be limited in aggregate principal amount to $269 million.

     The notes will be unsecured and unsubordinated senior debt securities of CMS Energy.

     As of March 31, 2001, CMS Energy had outstanding approximately $3.7 billion aggregate principal amount of indebtedness (excluding subsidiaries), none of which was secured. None of such indebtedness would be senior to the notes and the notes will not be senior to such indebtedness, except that the notes will be senior to certain subordinated debentures in aggregate principal amount of $714 million, issued in connection with certain preferred securities of subsidiary trusts. The notes will rank equally in right of payment with all other unsecured and unsubordinated senior indebtedness of CMS Energy (excluding subsidiaries).

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. The notes will be obligations exclusively of CMS Energy. CMS Energy's ability to service its indebtedness, including the notes, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances, and repayment of loans and advances from CMS Energy. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments.

     A substantial portion of the consolidated liabilities of CMS Energy has been incurred by its subsidiaries. Therefore, CMS Energy's rights and the rights of its creditors, including Holders of notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary (in which case the claims of CMS Energy would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by CMS Energy).

     The notes will be issued in the form of one or more global notes (each, a "Global Note"), in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "-- Book-Entry System" below. The Global Notes will be registered in the name of a nominee of The Depository Trust Company ("DTC"). Except as set forth under "-- Certificated Notes" below, owners of beneficial interests in a Global Note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of any such note and will not be considered the registered holder thereof under the senior debt indenture.

PAYMENT AND MATURITY

     The notes will mature on July 15, 2008, and will bear interest at the rate of 8.9% per year. At maturity, CMS Energy will pay the aggregate principal amount of the notes then outstanding.

     Each note will bear interest from the original date of issue, payable semiannually in arrears on January 15, and July 15, commencing on January 15, 2002.

     In any case where any interest payment date, redemption date, repurchase date or maturity of any note shall not be a Business Day (as hereinafter defined) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or at maturity; and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be, to such Business Day.

OPTIONAL REDEMPTION

     The notes will be redeemable at CMS Energy's option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of such notes being redeemed plus the Applicable Premium as defined below, if any, thereon at the time of redemption, together with accrued interest, if any, thereon to the redemption date. In no event will the redemption price be less than 100% of the principal amount of the notes plus accrued interest, if any, thereon to the redemption date.

     The following definitions are used to determine the Applicable Premium:

     "Applicable Premium" means, with respect to a note (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such note (or portion thereof) being redeemed plus, discounted on a semi-annual basis, all interest payments due on such note (or portion thereof) after the redemption date, which present value shall be computed using a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points, over (B) the principal amount of such note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the "Statistical Release") which has become publicly available at least two Business Days prior to the redemption date or, in case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life to stated maturity of the notes; provided, however, that if the average life to stated maturity of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

     If less than all of the notes are to be redeemed, the trustee under the senior debt indenture shall select, in such manner as it shall deem appropriate and fair, the particular notes or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of notes to be redeemed (which, as long as the notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless CMS Energy shall default in the payment of the notes or portions thereof to be redeemed at the applicable redemption price, together with accrued interest, if any, thereon to such date), interest on the notes or the portions thereof so called for redemption shall cease to accrue.

     No sinking fund is provided for the notes.

PURCHASE OF NOTES UPON CHANGE IN CONTROL

     In the event of any Change in Control (as defined below) each Holder of a note will have the right, at such Holder's option, subject to the terms and conditions of the senior debt indenture, to require

CMS Energy to repurchase all or any part of such Holder's note on a date selected by CMS Energy that is no earlier than 60 days nor later than 90 days (the "Change in Control Purchase Date") after the mailing of written notice by CMS Energy of the occurrence of such Change in Control, at a repurchase price payable in cash equal to 101% of the principal amount of such notes plus accrued interest, if any, thereon to the Change in Control Purchase Date (the "Change in Control Purchase Price").

     Within 30 days after the Change in Control Date, CMS Energy is obligated to mail to each Holder of a Note a notice regarding the Change in Control, which notice shall state, among other things:

     - that a Change in Control has occurred and that each such Holder has the right to require CMS Energy to repurchase all or any part of such Holder's notes at the Change in Control Purchase Price;

     - the Change in Control Purchase Price;

     - the Change in Control Purchase Date;

     - the name and address of the Paying Agent; and

     - the procedures that Holders must follow to cause the notes to be repurchased.

     To exercise this right, a Holder must deliver a written notice (the "Change in Control Purchase Notice") to the Paying Agent at its corporate trust office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state:

     - the portion of the principal amount of any notes to be repurchased, which must be $1,000 or an integral multiple thereof;

     - that such notes are to be repurchased by CMS Energy pursuant to the applicable change-in-control provisions of the senior debt indenture; and

     - unless the notes are represented by one or more Global notes, the certificate numbers of the notes to be repurchased.

     Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

     If a Note is represented by a Global note, the Depositary (as defined herein) or its nominee will be the holder of such Note and therefore will be the only entity that can require CMS Energy to repurchase notes upon a Change in Control. To obtain repayment with respect to such note upon a Change in Control, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (1) the Change in Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States and
(2) instructions to such broker or other entity to notify the Depositary of such beneficial owner's desire to cause CMS Energy to repurchase such notes. Such broker or other entity will provide to the Paying Agent (1) a Change in Control Purchase Notice received from such beneficial owner and (2) a certificate satisfactory to the Paying Agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such notes by CMS Energy.

     Payment of the Change in Control Purchase Price for a note in registered, certificated form (a "Certificated Note") for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated note (together with necessary endorsements) to the Paying Agent at its office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such Certificated note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Certificated note.

     If the Paying Agent holds, in accordance with the terms of the senior debt indenture, money sufficient to pay the Change in Control Purchase Price of a Note on the Business Day following the Change in Control Purchase Date for such note, then, on and after such date, interest on such note will cease to accrue, whether or not such note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the note).

     Under the senior debt indenture, a "Change in Control" means an event or series of events by which:

     - CMS Energy ceases to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Consumers (whether arising from issuance of securities of CMS Energy or Consumers, any direct or indirect transfer of securities by CMS Energy or Consumers, any merger, consolidation, liquidation or dissolution of CMS Energy or Consumers or otherwise); or any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of CMS Energy; or

     - CMS Energy consolidates with or merges into another corporation or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into CMS Energy, in either event pursuant to a transaction in which the outstanding Voting Stock of CMS Energy is changed into or exchanged for cash, securities, or other property, other than any such transaction where (A) the outstanding Voting Stock of CMS Energy is changed into or exchanged for Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of CMS Energy immediately prior to such transaction retain, directly or indirectly, substantially proportionate ownership of the Voting Stock of the surviving corporation immediately after such transaction.

     The senior debt indenture requires CMS Energy to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by CMS Energy to purchase notes at the option of Holders upon a Change in Control. The Change in Control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of CMS Energy and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of CMS Energy by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between CMS Energy and the underwriters. Management has no present intention to propose any anti-takeover measures although it is possible that CMS Energy could decide to do so in the future.

     No Note may be repurchased by CMS Energy as a result of a Change of Control if there has occurred and is continuing an Event of Default described under "Events of Default" below or in the accompanying prospectus (other than a default in the payment of the Change in Control Purchase Price with respect to the notes). In addition, CMS Energy's ability to purchase notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

CERTAIN RESTRICTIVE COVENANTS

     The senior debt indenture contains the covenants described below. Certain capitalized terms used below are defined under the heading "Certain Definitions" below.

  LIMITATION ON RESTRICTED PAYMENTS

     Under the terms of the senior debt indenture, so long as any of the notes are outstanding and until the notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Restricted Payments," CMS Energy will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on the Capital Stock of CMS Energy to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to CMS Energy or a Subsidiary);

     - purchase, redeem or otherwise acquire or retire for value any Capital Stock of CMS Energy; or

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "Restricted Payment"), if at the time CMS Energy or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of: (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by CMS Energy from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

     The foregoing provisions will not prohibit:

     - dividends or other distributions paid in respect of any class of Capital Stock issued by CMS Energy in connection with the acquisition of any business or assets by CMS Energy or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

     - any purchase or redemption of Capital Stock of CMS Energy made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of CMS Energy (other than Redeemable Stock or Exchangeable Stock);

     - dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or

     - payments pursuant to the Tax Sharing Agreement.

  LIMITATION ON CERTAIN LIENS

     Under the terms of the senior debt indenture, so long as any of the notes are outstanding, CMS Energy shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to

(a) Liens securing Indebtedness of CMS Energy, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of CMS Energy at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialman's, mechanic's and similar liens and certain purchase money liens.

  LIMITATION ON ASSET SALES

     Under the terms of the senior debt indenture, so long as any of the notes are outstanding, CMS Energy may not sell, transfer or otherwise dispose of any property or assets of CMS Energy, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "Asset Sale") unless CMS Energy shall (1) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of CMS Energy which is pari passu with the notes or (2) invest an equal amount not so used in clause (1) in property or assets of related business within 24 months after the date of the Asset Sale (the "Application Period") or (3) apply such excess Net Cash Proceeds not so used in (1) or (2) (the "Excess Proceeds") to make an offer, within 30 days after the end of the Application Period, to purchase from the Holders on a pro rata basis an aggregate principal amount of notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes on the relevant purchase date and unpaid interest, if any, to the purchase date. CMS Energy shall only be required to make an offer to purchase notes from Holders pursuant to subsection (3) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

     The procedures to be followed by CMS Energy in making an offer to purchase notes from the Holders with Excess Proceeds, and for the acceptance of such offer by the Holders, shall be the same as those set forth above in "-- Purchase of notes Upon Change of Control" with respect to a Change in Control.

  LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     In addition to the terms of the senior debt indenture relating to consolidations or mergers described in the accompanying prospectus, so long as any of the notes are outstanding and until the notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance" (but not from the provisions described in the accompanying prospectus which permit a consolidation or merger provided that the surviving corporation assumes the obligations of CMS Energy under the notes and the senior debt indenture and is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia), CMS Energy shall not consolidate with or merge into any other Person or sell, lease or convey the property of CMS Energy in the entirety or substantially as an entirety, unless (1) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of CMS Energy immediately prior to the transaction, and (2) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) pursuant to the first paragraph under "-- Limitation on Consolidated Indebtedness" below. Notwithstanding the foregoing provisions, such a transaction may constitute a Change of Control as described in "-- Purchase of notes Upon Change in Control" above and give rise to the right of a Holder to require CMS Energy to repurchase all or part of such Holder's notes.

  LIMITATION ON CONSOLIDATED INDEBTEDNESS

     Under the terms of the senior debt indenture, so long as any of the notes are outstanding and until the notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidated Indebtedness," CMS Energy will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively,

"issue"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of CMS Energy and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of CMS Energy and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (1) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (2) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (3) the acquisition of any company or business acquired by CMS Energy or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.7 to 1.0.

     The foregoing limitation is subject to exceptions for:

     - Indebtedness of CMS Energy to banks not to exceed $1,000,000,000 in aggregate outstanding principal amount at any time;

     - Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof;

     - certain refinancings and Indebtedness of CMS Energy to a Subsidiary or by a Subsidiary to CMS Energy;

     - Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or to provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets; provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary;

     - Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;

     - Indebtedness issued by CMS Energy not to exceed $150,000,000 in aggregate outstanding principal amount at any time; and

     - Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers provided that such Indebtedness is without recourse to the assets of Consumers.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the senior debt indenture. Reference is made to the senior debt indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

     "Business Day" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

     "Capital Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

     "CMS Electric and Gas" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Gas Transmission" means CMS Gas Transmission Company (formerly known as CMS Gas Transmission and Storage Company), a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Generation" means CMS Generation Co., a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS MST" means CMS Marketing, Services and Trading Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Oil & Gas" means, CMS Oil & Gas Co. (formerly known as, "CMS NOMECO Oil & Gas Co."), a Michigan corporation and wholly-owned subsidiary of CMS Energy.

     "Consolidated Assets" means, at any date of determination, the aggregate assets of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Coverage Ratio" with respect to any period means the ratio of
(1) the aggregate amount of Operating Cash Flow for such period to (2) the aggregate amount of Consolidated Interest Expense for such period.

     "Consolidated Current Liabilities" means, for any period, the aggregate amount of liabilities of CMS Energy and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (1) eliminating all inter-company items between CMS Energy and any Consolidated Subsidiary and (2) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "Consolidated Indebtedness" means, at any date of determination, the aggregate Indebtedness of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

     "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Indebtedness of CMS Energy and its Consolidated Subsidiaries, including, without duplication:

     - interest expense attributable to capital leases,

     - amortization of debt discount,

     - capitalized interest,

     - cash and noncash interest payments,

     - commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

     - net costs under Interest Rate Protection Agreements (including amortization of discount) and

     - interest expense in respect of obligations of other Persons deemed to be Indebtedness of CMS Energy or any Consolidated Subsidiaries under the fifth or sixth bullet points of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any

Indebtedness of any Subsidiary of Consumers, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary, provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary.

     "Consolidated Net Income" means, for any period, the net income of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

     - any net income of any Person if such Person is not a Subsidiary, except that (A) CMS Energy's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to CMS Energy or a Consolidated Subsidiary as a dividend or other distribution and (B) CMS Energy's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     - any net income of any Person acquired by CMS Energy or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     - any gain or loss realized upon the sale or other disposition of any property, plant or equipment of CMS Energy or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and

     - any net income of any Subsidiary of Consumers, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this bullet point, any cash, dividends or distributions of any such Subsidiary to CMS Energy shall be included in calculating Consolidated Net Income.

     "Consolidated Net Tangible Assets" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of CMS Energy and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

     - Consolidated Current Liabilities;

     - minority interests in Consolidated Subsidiaries held by Persons other than CMS Energy or a Restricted Subsidiary;

     - excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by Board resolutions;

     - any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

     - unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses organization or developmental expenses and other intangible items;

     - treasury stock; and

     - any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Consolidated Net Worth" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (1) the par or stated value of all outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     "Consolidated Subsidiary" means, any Subsidiary whose accounts are or are required to be consolidated with the accounts of CMS Energy in accordance with generally accepted accounting principles.

     "Consumers" means Consumers Energy Company, a Michigan corporation, all of whose common stock is on the date hereof owned by CMS Energy.

     "Designated Enterprises Subsidiary" means any wholly-owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

     "Enterprises" means CMS Enterprises Company, a Michigan corporation and wholly-owned subsidiary of CMS Energy.

     "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

     "Holder" means the Person in whose name a Note is registered in the security register kept by CMS Energy for that purpose.

     "Hybrid Preferred Securities" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

     - such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to CMS Energy or Consumers in exchange for subordinated debt issued by CMS Energy or Consumers, respectively;

     - such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and

     - CMS Energy or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

     "Hybrid Preferred Securities Subsidiary" means any business trust (or similar entity):

     - all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of CMS Energy or Consumers) at all times by CMS Energy or Consumers;

     - that has been formed for the purpose of issuing Hybrid Preferred Securities; and

     - substantially all of the assets of which consist at all times solely of subordinated debt issued by CMS Energy or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

     "Indebtedness" of any Person means, without duplication:

     - the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     - all Capital Lease Obligations of such Person;

     - all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     - all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullet points above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     - all obligations of the type referred to in the bullet points above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

     - all obligations of the type referred to in the bullet points above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Lien" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of CMS Energy and its Restricted Subsidiaries, taken as a whole, (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (4) appropriate amounts to be provided by CMS Energy or any Restricted Subsidiary of CMS Energy as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Other Rating Agency" shall mean any one of Fitch, Inc. or Moody's Investors Service, Inc., and any successor to any of these organizations which is a nationally recognized statistical rating organization.

     "Operating Cash Flow" means, for any period, with respect to CMS Energy and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

     "Paying Agent" means any person authorized by CMS Energy to pay the principal of (and premium, if any) or interest on any of the notes on behalf of CMS Energy. Initially, the Paying Agent is the trustee under the senior debt indenture.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of any government.

     "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the outstanding notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the stated maturity of the outstanding notes.

     "Restricted Subsidiary" means any Subsidiary (other than Consumers and its subsidiaries) of CMS Energy which, as of the date of CMS Energy's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of CMS Energy and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors, provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or CMS Energy and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "Description of the Notes Limitation on Consolidated Indebtedness," and (1) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (2) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by CMS Energy or a Restricted Subsidiary and
(3) such Restricted Subsidiary must be a Consolidated Subsidiary.

     "Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by CMS Energy which is acceptable to the trustee.

     "Subordinated Indebtedness" means any Indebtedness of CMS Energy (whether outstanding on the date of the Supplemental Indenture or thereafter incurred) which is contractually subordinated or junior in right of payment to the notes.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by CMS Energy or by one or more other Subsidiaries, or by CMS Energy and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Support Obligations" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:

     - to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

     - to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

     - to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

     - to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

     - to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

     "Tax-Sharing Agreement" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among CMS Energy, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

     "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

EVENTS OF DEFAULT

     The occurrence of any of the following events with respect to the notes will constitute an "Event of Default" with respect to the notes:

     - default for 30 days in the payment of any interest on any of the notes;

     - default in the payment when due of any of the principal of or the premium, if any, on any of the notes, whether at maturity, upon redemption, acceleration, purchase by CMS Energy at the option of the Holders or otherwise;

     - default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the senior debt indenture relating to the notes after written notice thereof as provided in the senior debt indenture;

     - certain events of bankruptcy, insolvency or reorganization relating to CMS Energy or Consumers;

     - entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days; or

     - a default resulting in the acceleration of indebtedness of CMS Energy or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within ten days after written notice of such default as provided in the senior debt indenture.

     If an Event of Default on the notes shall have occurred and be continuing, either the trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of all the notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately.

     The senior debt indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of the Holders of the notes, unless such Holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior debt indenture, the Holders of a majority in aggregate principal amount of the Senior Debentures of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Senior Debentures of such affected series.

     The senior debt indenture provides that no Holder of notes may institute any action against CMS Energy under the senior debt indenture (except actions for payment of overdue principal, premium or interest) unless such Holder previously shall have given to the trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of Senior Debentures of the affected series then outstanding (voting as one class) shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the Senior Debentures of the affected series then outstanding (voting as one class).

     The senior debt indenture requires CMS Energy to furnish to the trustee annually a statement as to CMS Energy's compliance with all conditions and covenants under the senior debt indenture. The senior debt indenture provides that the trustee may withhold notice to the Holders of the notes of any default affecting such notes (except defaults as to payment of principal, premium or interest on the notes) if it considers such withholding to be in the interests of the Holders of the notes.

BOOK-ENTRY SYSTEM

     The notes will be issued initially in the form of one or more Global notes that will be deposited with, or on behalf of, DTC, which will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). DTC and any other depository which may replace DTC as depositary for the notes are sometimes referred to herein as the "Depositary." Except under the limited circumstances described below, notes represented by Global notes will not be exchangeable for Certificated notes.

     So long as the Depositary, or its nominee, is the registered owner of a Global note, such Depositary or such nominee, as the case may be, will be considered the sole registered holder of the individual notes represented by such Global note for all purposes under the senior debt indenture. Payments of principal of and premium, if any, and any interest on individual notes represented by a Global note will be made to the Depositary or its nominee, as the case may be, as the registered holder of such Global note. Except as set forth below, owners of beneficial interests in a Global note will not be entitled to have any of the individual notes represented by such Global note registered in their names, will not receive or be entitled to receive physical delivery of any such note and will not be considered the registered holder thereof under the senior debt indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto as described in the accompanying prospectus.

     The following is based upon information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for one or more notes is discontinued.

     To facilitate subsequent transfers, all Global notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to notes. Under its usual procedures, DTC mails an Omnibus Proxy to CMS Energy as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, any Agents, or CMS Energy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of CMS Energy, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving 90 days' notice to CMS Energy or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated notes are required to be printed and delivered in exchange for the notes represented by the Global notes held by the DTC. See "Certificated notes."

     In addition, CMS Energy may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Certificated notes will be printed and delivered in exchange for the notes represented by the Global notes held by DTC. See "-- Certificated notes" below.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. CMS Energy believes such information to be reliable, but CMS Energy takes no responsibility for the accuracy thereof.

     None of CMS Energy, the underwriters, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CERTIFICATED NOTES

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by CMS Energy by the earlier of (1) 90 days from the date CMS Energy receives notice to the effect that the Depositary is unwilling or unable to act, or CMS Energy determines that the Depositary is unable to act or (2) the effectiveness of the Depositary's resignation or failure to fulfill its duties as Depositary, CMS Energy will issue Certificated notes in exchange for the notes represented by the Global notes held by the Depositary. Further, within seven days after the occurrence of an Event of Default described in the first, second or third bullet points under "Description of Securities -- Events of Default" in the accompanying prospectus, CMS Energy will issue Certificated notes in exchange for notes represented by a Global note. In addition, CMS Energy may at any time and in its sole discretion determine not to have notes represented by a Global note and, in such event, will issue individual Certificated notes in exchange for the notes represented by the Global note. In any such instance, the owner of a beneficial interest in a note represented by a Global note will be entitled to have such notes registered in its name and will be entitled to physical delivery of such note in certificated form. Individual Certificated notes so issued will be issued in fully registered form, without coupons, in one or more authorized denominations as described above under "-- General."

     Certificated notes will be exchangeable for other Certificated notes of any authorized denominations and of a like aggregate principal amount and tenor.

     Certificated notes may be presented for exchange as provided above, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of the trustee, in Detroit, Michigan (the "Security Registrar"). The Security Registrar will not charge a service charge for any registration of transfer or exchange of notes; however, CMS Energy may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith, as described in the senior debt indenture. Such transfer or exchange will be effected upon the Security Registrar or such other transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. CMS Energy may at any time designate additional transfer agents with respect to the notes.

     CMS Energy shall not be required to (a) issue, exchange or register the transfer of any Certificated note for a period of 15 days next preceding the mailing of notice of redemption of such note or (b) exchange or register the transfer of any Certificated note or portion thereof selected, called or being called for redemption, except in the case of any Certificated note to be redeemed in part, the portion thereof not so to be redeemed.

     If a Certificated Note is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the Holder of such expenses as may be incurred by CMS Energy and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as CMS Energy and the Security Registrar may require. Mutilated notes must be surrendered before new notes will be issued.

                                  UNDERWRITERS

     We sold the 8% Notes to Banc of America Securities LLC and Morgan Stanley & Co. Incorporated on June 17, 1999, pursuant to an underwriting agreement, and they in turn sold the 8% Notes to the public. The 8% Notes contained a call option which permitted Banc of America Securities LLC (as the assignee of Bank of America, N.A.) to call the 8% Notes and purchase the 8% Notes on July 2, 2001. Pursuant to the call option and subject to certain conditions, on July 2, 2001, Banc of America Securities LLC will purchase the 8% Notes from persons who are holders of the 8% Notes on that date at a price equal to 100% of the principal amount of the 8% Notes. If Banc of America Securities LLC purchases the 8% Notes from the holders on July 2, 2001, the 8% Notes, the terms of which will be amended to be those of the notes described herein, will be sold as the notes pursuant to an underwriting agreement dated the date of this prospectus supplement. The underwriters named below have severally and not jointly agreed to purchase, and CMS Energy and Banc of America Securities LLC have agreed to sell to them, severally and not jointly, the principal amount of notes indicated below:

                                                                PRINCIPAL AMOUNT
                        UNDERWRITER                                 OF NOTES
                        -----------                             ----------------
Banc of America Securities LLC..............................      $188,300,000
Banc One Capital Markets, Inc. .............................        13,450,000
Comerica Securities.........................................        13,450,000
Deutsche Bank Alex. Brown...................................        13,450,000
TD Securities (USA) Inc. ...................................        13,450,000
Tokyo-Mitsubishi International plc .........................        13,450,000
Fleet Securities, Inc. .....................................         6,725,000
Williams Capital Group, L.P. ...............................         6,725,000
                                                                  ------------
       Total................................................      $269,000,000
                                                                  ============

     The underwriters are offering the notes subject to their acceptance of the notes from CMS Energy and Banc of America Securities LLC and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

     It is expected that delivery of the notes will be made on or about July 2, 2001, which will be the sixth business day following the date of pricing of the notes (such settlement being herein referred to as "T+6"). Under Rule 15(c)6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement.

     The underwriters initially propose to offer part of the notes directly to the public at the initial public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.800% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not to exceed 0.500% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     The notes are a new issue of securities with no established trading market. CMS Energy does not intend to apply for listing the notes on any securities exchange or for quotation through any inter-dealer quotation system. CMS Energy has been advised by the underwriters that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in any of the notes and any such market making may be discontinued at any time without notice at the discretion of the underwriters. No assurances can be given as to the liquidity of, or the trading market for, the notes.

     In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for its own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     Banc of America Securities LLC will receive $262,349,381 of the net proceeds of this offering. Under the provisions of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, when NASD members such as the underwriters distribute securities of a company in which they or their affiliates intend to receive more than 10% of the net offering proceeds, not including underwriter compensation, the yield at which the securities are offered can be no lower than that recommended by the "qualified independent underwriter," as such term is defined in Rule 2720 of the Conduct Rules of the NASD. In accordance with these requirements, Banc One Capital Markets, Inc. is assuming the responsibilities of acting as a "qualified independent underwriter" in pricing the offering and has conducted due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus supplement is not lower than that recommended by Banc One Capital Markets, Inc.

     Each of Banc of America Securities LLC, Banc One Capital Markets, Inc., Comerica Securities, Deutsche Bank Alex. Brown, TD Securities (USA) Inc., Tokyo-Mitsubishi International plc, Fleet Securities, Inc., Williams Capital Group, L.P. and certain of their respective affiliates have provided, and may continue to provide, commercial and investment banking services to CMS Energy. CMS Energy has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Opinions as to the legality of the notes will be rendered for CMS Energy by Michael D. Van Hemert, Assistant General Counsel for CMS Energy. Certain legal matters with respect to the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. As of March 31, 2001 an attorney currently employed by Skadden, Arps, Slate, Meagher & Flom LLP, and formerly employed by CMS Energy, owned approximately 51,734 shares of CMS Energy common stock, 10 shares of Consumers $4.50 Series preferred stock, $100 par value, and $50,000 aggregate principal amount of certain debt securities issued by CMS Energy. As of March 31, 2001, Mr. Van Hemert beneficially owned approximately 4,400 shares of CMS Energy common stock. Skadden, Arps, Slate, Meagher & Flom LLP has represented from time to time CMS Energy Corporation and its affiliates.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS Energy as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31, 2001 and 2000 Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim consolidated financial information because those reports are not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                             CMS ENERGY CORPORATION

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                          PANHANDLE COMPANIES
                                                       PRE-ACQUISITION PRO FORMA
                                                ----------------------------------------
                                                                             ELIMINATION
                                                             RESTRUCTURING     OF DUKE
                                   CMS ENERGY   PANHANDLE         AND          ENERGY
                                   HISTORICAL   HISTORICAL    REALIGNMENT    ACTIVITIES
                                   ----------   ----------   -------------   -----------
Operating revenue................    $6,103        $133                         $ (3)(b)
Operating expenses
Operations and maintenance.......     4,370          43           (1)(a)           4(c)
Depreciation and amortization....       595          14           (1)(a)          (1)(d)
Property and other taxes.........       254           7           --              --
                                     ------        ----           --            ----
                                      5,219          64           (2)              3
                                     ------        ----           --            ----
Pretax operating income..........       884          69            2              (6)
Other income (deductions)........        49           5
Fixed charges....................       592          19            2             (13)(e)
Income before income taxes.......       341          55           --               7
Income taxes.....................        64          21           --               2(f)
                                     ------        ----           --            ----
Consolidated net income..........    $  277        $ 34                         $  5
                                     ======        ====           ==            ====
Basic earnings per average common
 share
 CMS Energy......................    $ 2.18(o)
                                     ======
 Class G.........................    $ 4.21(o)
                                     ======
Diluted earnings per average
 common share
 CMS Energy......................    $ 2.17(o)
                                     ======
 Class G.........................    $ 4.21(o)
                                     ======
Average common shares outstanding
 CMS Energy......................       110
                                     ======
 Class G.........................         9(o)
                                     ======


                                                   PRO FORMA ACQUISITION
                                   ------------------------------------------------------
                                   ACQUISITION    FINANCING     INTERCOMPANY   CMS ENERGY
                                   ADJUSTMENTS   TRANSACTIONS   ELIMINATIONS   PRO FORMA
                                   -----------   ------------   ------------   ----------
Operating revenue................      $(2)(g)       $ --           $ (4)(n)     $6,216
                                                                     (11)(m)
Operating expenses
Operations and maintenance.......                                     (2)(n)      4,403
                                                                     (11)(m)
Depreciation and amortization....        2(h)                         (1)(n)        608
Property and other taxes.........                                                   261
                                       ---           ----           ----         ------
                                         2             --            (14)         5,272
                                       ---           ----           ----         ------
Pretax operating income..........       (4)            --             (1)           944
Other income (deductions)........                                                    54
Fixed charges....................                      48(j)                        639
                                                       (9)(k)
Income before income taxes.......       (4)           (39)            (1)           359
Income taxes.....................       (1)(i)        (13)(l)         (1)            72
                                       ---           ----           ----         ------
Consolidated net income..........      $(3)          $(26)          $ --         $  287
                                       ===           ====           ====         ======
Basic earnings per average common
 share
 CMS Energy......................                                                $ 2.27(o)
                                                                                 ======
 Class G.........................                                                $ 4.21(o)
                                                                                 ======
Diluted earnings per average
 common share
 CMS Energy......................                                                $ 2.26(o)
                                                                                 ======
 Class G.........................                                                $ 4.21(o)
                                                                                 ======
Average common shares outstanding
 CMS Energy......................                                                   110
                                                                                 ======
 Class G.........................                                                     9(o)
                                                                                 ======

    See accompanying notes to Unaudited Pro Forma Combined Income Statement.

                             CMS ENERGY CORPORATION

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999

RESTRUCTURING AND REALIGNMENT:

     (a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement.

ELIMINATION OF DUKE ENERGY ACTIVITIES:

     (b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

     (d) To reflect the elimination of deprecation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

     (e) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

     (f) To reflect the income tax expense effects of the pro forma adjustments
(b) through (e) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

     (g) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

     (h) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

     (i) To reflect the income tax expense effects of pro forma adjustment (g) and (h) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

     (j) To reflect the increase of interest expense relating to the issuance of $800 million of Panhandle senior notes with a weighted average interest rate of 6.8% and $1.1 billion of CMS Energy senior notes and trust preferred securities with a weighted average interest rate of 7.5%.

     (k) To reflect the elimination of interest expense incurred in connection with the utilization of bridge financing facilities.

     (l) To reflect the income tax expense effects of pro forma adjustment (j) and (k) at an estimated rate of 35%.

INTERCOMPANY ELIMINATIONS:

     (m) To reflect the elimination of intercompany transactions between CMS Energy and the Panhandle Companies.

                             CMS ENERGY CORPORATION

                      FOR THE YEAR ENDED DECEMBER 31, 1999

     (n) To eliminate three days of activity subsequent to the acquisition which is included in CMS Energy historical amounts.

OTHER:

     (o) Reflects Class G common stock as outstanding from January 1, 1999 to October 25, 1999. Reflects the reallocation of net income and earnings per share as a result of the premium on exchange of Class G common stock. As a result, CMS Energy's basic and diluted earnings per share were reduced $0.26 and $0.25, respectively, and Class G's basic and diluted earnings per share were increased $3.31.

                             CMS ENERGY CORPORATION

                            CMS ENERGY COMMON STOCK
                               SENIOR DEBENTURES
                            SUBORDINATED DEBENTURES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                   GUARANTEES
                                      AND
                              CMS ENERGY TRUST IV
                               CMS ENERGY TRUST V
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             CMS ENERGY CORPORATION

                         OFFERING PRICE: $2,000,000,000
                             ---------------------

We may offer, from time to time:

     - shares of CMS Energy Common Stock,

     - unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness,

     - stock purchase contracts to purchase CMS Energy Common Stock,

     - stock purchase units, each representing ownership of a stock purchase contract and unsecured senior or subordinated debt securities or trust preferred securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above, and

     - Guarantees of CMS Energy with respect to Trust Preferred Securities of CMS Energy Trusts IV and V.

     For each type of securities listed above, the amount, price and terms will be determined at or prior to the time of sale.

     CMS Energy Trust IV and CMS Energy Trust V, which are Delaware business trusts, may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust IV and CMS Energy Trust V in amounts, at prices and on terms to be determined at or prior to the time of sale.

     We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

     CMS Energy Common Stock is traded on the New York Stock Exchange under the symbol "CMS." CMS Energy Common Stock sold pursuant to a prospectus supplement or supplements accompanying this prospectus will also be listed for trading on the New York Stock Exchange, subject to official notice of issuance.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

     This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

                The date of this prospectus is December 15, 2000

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                         WHERE TO FIND MORE INFORMATION

     We file annual, quarterly and current reports, as well as other information, with the Securities and Exchange Commission. You may read and copy any reports or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and on the internet at the SEC's web site at http://www.sec.gov.

     We have securities listed on the New York Stock Exchange. You can inspect and copy reports and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

     We have not included separate financial statements of the Trusts. We and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because each Trust is a newly organized special purpose entity, has no operating history and no independent operations. The Trusts are not currently involved in and don't anticipate being involved in any activity other than as described under "CMS Energy Trusts." Further, we believe that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities since we will guarantee the Trust Preferred Securities. Holders of the Trust Preferred Securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-a-vis the assets of CMS Energy as a preferred stockholder of CMS Energy. We beneficially own all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities). See "CMS Energy Trusts," "Description of Securities -- Trust Preferred Securities" and "Description of Securities -- The Guarantees." In future filings under the Exchange Act, there will be an audited footnote to our annual financial statements stating that the Trusts are wholly-owned by CMS Energy, that the sole assets of the Trusts are the Senior Debentures or the Subordinated Debentures of CMS Energy having a specified aggregate principal amount, and, considered together, the back-up undertakings, including the Guarantees, constitute a full and unconditional guarantee by CMS Energy of the Trusts' obligations under the Trust Preferred Securities issued by the Trusts.

     We are "incorporating by reference" information into this registration statement. This means that we are disclosing important information to you when we refer you to another document that we filed separately with the SEC. Information incorporated by reference is considered to be part of this prospectus, unless the information is updated by information in this prospectus. This prospectus incorporates by reference the documents listed below. We encourage you to read these additional documents because these documents contain important information about us and our finances. We also encourage you to review the discussion of our Recent Developments on pages 3-4 of this prospectus that should be read in conjunction with the audited financial statements incorporated herein by reference.

SEC FILINGS
(FILE NO. 1-9513)                                       PERIOD/DATE
-----------------                                       -----------
- Registration Statement on Form
  8-B/A.................................  November 21, 1996.

- Annual Report on Form 10-K............  Year ended December 31, 1999.

- Quarterly Reports on Form 10-Q........  Quarters ended March 31, 2000, June 30,
                                          2000 and September 30, 2000.

- Current Reports on Form 8-K...........  Filed February 1, 2000, May 1, 2000,
                                          June 5, 2000, July 6, 2000, August 15,
                                          2000, October 2, 2000, October 12, 2000,
                                          November 1, 2000 and December 11, 2000.

     The documents we have filed with the SEC after the date of this prospectus and prior to the termination of the offering made by this prospectus are also incorporated by reference into this prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document modifies or supersedes such statement.

     This prospectus, which is part of the offering registration statement, does not contain all of the information found in the offering registration statement including various exhibits and schedules. We are incorporating by reference the offering registration statement.

     You may request copies of these filings, including the registration statement, at no cost, by writing or telephoning CMS Energy at the following address:

        CMS Energy Corporation
        Attn: Office of the Secretary
        Fairlane Plaza South, Suite 1100
        330 Town Center Drive
        Dearborn, Michigan 48126
        Telephone: (313) 436-9200

     You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from this information.

     We also intend to enhance our long-term growth through an active portfolio management program that entails the ongoing sale of assets. We expect to reinvest the proceeds from this program in assets having greater potential for synergies with our existing or planned assets. In particular, we are reviewing our options regarding certain assets performing below prior expectations, including generating assets in Argentina. We also continue to seek improvement in the operating efficiency and profitability of all assets retained in our portfolio.

                             CMS ENERGY CORPORATION

     We are a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers Energy and CMS Enterprises. Consumers is a public utility that provides natural gas or electricity to almost 6 million of the approximately 9.5 million residents in Michigan's lower peninsula. Enterprises, through subsidiaries, is engaged in several domestic and international diversified energy businesses including:

     - Natural gas transmission, storage and processing;

     - Independent power production;

     - Oil and gas exploration and production;

     - International energy distribution; and

     - Energy marketing, services and trading.

RECENT DEVELOPMENTS

     On November 15, 2000, Consumers issued $125 million of Floating Rate Senior notes due November 15, 2001 and $100 million of Floating Rate Senior notes due November 15, 2002. Consumers used the proceeds to repay certain indebtedness outstanding under a short-term line of credit with Bank One, N.A., indebtedness under a revolving credit agreement with Bank One, N.A. and others, and other various lines of credit.

     On November 22, 2000, we filed a Registration Statement on Form S-1 for our initial public offering of common stock in CMS Oil and Gas. The filing added $300 million of CMS Oil and Gas common stock to $100 million already on file under a previous registration for a total of up to $400 million of CMS Oil and Gas common stock to be offered for sale. We expect to commence the offering during the first quarter of 2001.

     On December 11, 2000 we announced that we had written down during the fourth quarter 2000 our entire investment in Loy Yang A, a 2000 megawatt power plant and associated coal mine in Victoria, Australia. We have a 50% ownership interest in Loy Yang A. The write down, which will have the effect of reducing equity by approximately $267 million after taxes and currency translation, is a result of our inability to attract a serious purchaser for the plant and the probability of continued unfavorable electric market prices in Victoria, Australia, which determine Loy Yang A's sales revenue. We intend to ultimately sell our interest in Loy Yang A.

                               CMS ENERGY TRUSTS

     CMS Energy Trust IV and CMS Energy Trust V are statutory business trusts formed under the Delaware Business Trust Act (the "Trust Act") (each, a "Trust" and collectively, the "Trusts") pursuant to: (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the "CMS Trustees"); and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities, each trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). CMS Energy will directly or indirectly acquire common securities of each Trust (the "Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities") in an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. Each Trust exists for the exclusive purposes of:

     - issuing the Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust;

     - investing the gross proceeds of the Trust Securities in the Senior Debentures or Subordinated Debentures; and

     - engaging in only those other activities necessary or incidental thereto. Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.

     The undivided common beneficial interests in the Trust will be owned by CMS Energy. The proceeds from the offering of the Trust Preferred Securities and the sale of the Common Securities may be contributed by the Trust to purchase from CMS Energy Senior Debentures or Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms which correspond to the redemption terms for the Trust Securities. The Senior Debentures will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debentures will rank subordinate in right of payment to all of CMS Energy's Senior Indebtedness (as defined herein). Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on the Senior Debentures or the Subordinated Debentures from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness, of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) the Trust may be liquidated and the holders of the Trust Securities could receive Senior Debentures or Subordinated Debentures in lieu of any liquidating cash distribution.

     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees (the "Administrative Trustees") will be persons who are employees or officers of or who are affiliated with CMS Energy. The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, either The Bank of New York, a New York banking corporation, or Bank One Trust Company, National Association, a national banking association, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York or Bank One Trust Company, National Association will also act as trustee (each a "Guarantee Trustee" and collectively the "Guarantee Trustees"). The Bank of New York (Delaware) will act as the Delaware Trustee for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Description of Securities -- The Guarantees."

     Each Property Trustee will hold title to the applicable Debt Securities for the benefit of the holders of the Trust Securities and each Property Trustee will have the power to exercise all rights, powers and privileges under the applicable indentures (as defined herein) as the holder of the Debt Securities. In addition, each Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debt Securities for the benefit of the holders of the Trust Securities. Each Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustees will hold the Guarantees for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act.

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     The principal place of business of each Trust shall be c/o CMS Energy Corporation, Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126-2712.

                                USE OF PROCEEDS

     The proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be invested in the Senior Debentures or the Subordinated Debentures. As will be more specifically set forth in the applicable prospectus supplement, we will use such borrowed amounts and the net proceeds from the sale of CMS Energy Common Stock, Stock Purchase Contracts, Stock Purchase Units and any Senior Debentures or Subordinated Debentures offered hereby for our general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 1995 through 1999, and for the nine months ended September 30, 2000 are as follows:

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,
                                              2000        1999   1998   1997   1996   1995
                                          -------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges......      1.31        1.38   1.59   1.78   1.96   1.90
Ratio of earnings to fixed charges and
  preferred stock dividends.............      1.25        1.28   1.43   1.59   1.75   1.74

     For the purpose of computing such ratios, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

                           DESCRIPTION OF SECURITIES

INTRODUCTION

     Specific terms of the shares of Common Stock, par value $.01 per share ("CMS Energy Common Stock"), unsecured senior debt securities (the "Senior Debentures") and unsecured subordinated debt securities (the "Subordinated Debentures") (individually a "Debt Security" and collectively the "Debt Securities") consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness, Stock Purchase Contracts (the "Stock Purchase Contracts") to purchase CMS Energy Common Stock, Stock Purchase Units (the "Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities, or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually a "Guarantee" and collectively "Guarantees") of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of fund on hand, and trust preferred securities (the "Trust Preferred Securities") representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the "Offered Securities"), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; (ii) in the case of CMS Energy Common Stock, the designation, number of shares, public offering price and other specific terms of the Offering, from the sale thereof; (iii) in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities including a description of the Guarantee (as defined herein), as the case may be; and (iv) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities, Trust Preferred Securities, or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the "Articles of Incorporation") and the By-Laws of CMS Energy, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part, and by express reference to the Registration Statement on Form 8-B/A, which is incorporated into this prospectus by reference. See "Where to Find More Information" herein.

     The authorized capital stock of CMS Energy consists of 250 million shares of CMS Energy Common Stock, 60 million shares of Class G Common Stock, no par value ("Class G Common Stock") and 10 million shares of CMS Energy Preferred Stock, $.01 par value ("Preferred Stock"). The CMS Energy Common Stock and the Class G Common Stock are sometimes together referred to herein as the "Common Stock." Currently there is no Class G Common Stock issued and outstanding.

COMMON STOCK

     When issued and outstanding, the Class G Common Stock is intended to reflect the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage, a subsidiary of Consumers (such businesses, collectively, have been attributed to the "Consumers Gas Group"). The CMS Energy Common Stock is intended to reflect the performance of all businesses of CMS Energy and its subsidiaries, including the businesses of the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to any outstanding shares of Class G Common Stock.

  Dividend Rights and Policy; Restrictions on Dividends

     Dividends on the CMS Energy Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy, including the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to any outstanding shares of the Class G Common Stock, and other factors. Dividends are payable out of the assets of CMS Energy legally available therefore, including the Available Class G Dividend Amount (as defined in the Articles of Incorporation).

     When issued and outstanding, dividends on the Class G Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of the Consumers Gas Group, and, to a lesser extent, CMS Energy as a whole. Dividends are payable out of the lesser of (i) the assets of CMS Energy legally available therefore and (ii) the Available Class G Dividend Amount.

Although the Available Class G Dividend Amount is intended to reflect the amount available for dividends to holders of any outstanding Class G Common Stock, it is also legally available for dividends to holders of CMS Energy Common Stock.

     CMS Energy, in the sole discretion of its Board of Directors could pay dividends exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of any outstanding Class G Common Stock, or to the holders of both of such classes in equal or unequal amounts.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends, including dividends on CMS Energy Common Stock and any outstanding Class G Common Stock, is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy, in particular, Consumers, and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on Common Stock may be subject to the rights of the holders, if any, of the CMS Energy Preferred Stock including the currently issued and outstanding Series A Mandatorily Convertible Preferred Stock. As long as the Series A Mandatorily Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on its Common Stock unless certain conditions are met including, but not limited to, that dividends on the Series A Preferred Stock have been paid. See "Preferred Stock -- Dividends".

     There are restrictions on CMS Energy's ability to pay dividends contained in certain revolving credit and term loan agreements, specifically the indenture dated as of September 15, 1992, as amended and supplemented, between CMS Energy and NBD Bank, as Trustee, and the indenture dated as of January 15, 1994, as amended and supplemented, between CMS Energy and The Chase Manhattan Bank, as Trustee. A discussion of specific restrictions on CMS Energy's ability to pay dividends will be set forth in an accompanying prospectus supplement pursuant to which convertible Senior Debentures, Subordinated Debentures, convertible Trust Preferred Securities, Stock Purchase Contracts, Stock Purchase Units, or CMS Energy Common Stock are offered.

  Voting Rights

     The holders of CMS Energy Common Stock vote with the holders of outstanding Class G Common Stock as a single class, except on matters which would be required by law or the Articles of Incorporation to be voted on by class. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of a class of Common Stock, voting as a separate class, would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such class of stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of such class (except pursuant to Section 303 of the Michigan Business Corporation Act, which, under certain circumstances, would enable the Board of Directors to increase the number of authorized shares to satisfy the exchange features of the Common Stock described below) or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of all the shares of either class of Common Stock then outstanding, voting as a separate class, will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of such class to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such class prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of either class of Common Stock to block any such merger or amendment which would adversely affect the powers or special rights of holders of such class of Common Stock.

  Preemptive Rights

     The Articles of Incorporation provide that holders of Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

  Liquidation Rights

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock and any future holders of issued and outstanding shares of Class G Common Stock shall be entitled to receive, on a per share basis, the same portion of all of the assets of CMS Energy remaining for distribution to the holders of Common Stock, regardless of whether or not any of such assets were attributed to the Consumers Gas Group. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

  Subdivision or Combination

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise), the voting and liquidation rights of shares of CMS Energy Common Stock relative to outstanding shares of Class G Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights of either class of Common Stock. For example, in case CMS Energy were to effect a two-for-one split of Class G Common Stock, the per share liquidation rights of CMS Energy Common Stock would be multiplied by two in order to avoid dilution in the aggregate liquidation rights of holders of CMS Energy Common Stock and each post-split share of Class G Common Stock would have one-half of a vote on matters voted upon by the Shareholders.

  Exchanges

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock but do provide that Class G Common Stock may be exchanged for CMS Energy Common Stock as described in the Registration Statement on Form 8-B/A incorporated by reference herein. If Class G Shares are issued and outstanding in the future, CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of CMS Energy Common Stock.

     CMS Energy may exchange future issued and outstanding shares of Class G Common Stock for a proportionate number of shares of a subsidiary that holds all the assets and liabilities attributed to the Consumers Gas Group, and no other assets and liabilities. If CMS Energy transfers all or substantially all of the properties and assets attributed to the Consumers Gas Group, CMS Energy is required, subject to certain exceptions and conditions, to exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value (defined in the Articles of Incorporation) equal to 110% of the Fair Market Value of one share of Class G Common Stock.

     In the event any shares of Class G Common Stock are issued and outstanding,, CMS Energy may, in the sole discretion of the Board of Directors, at any time, exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value equal to 115% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of the CMS Energy Common Stock.

  Transfer Agent and Registrar

     CMS Energy Common Stock is transferable at Consumers Energy Company, 212 W. Michigan Avenue, Jackson, MI 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

  Series A Mandatorily Convertible Preferred Stock

     The Articles of Incorporation establish one series of preferred stock designated as "Series A Mandatorily Convertible Preferred Stock" consisting of 125,000 shares with a liquidation preference of $1,000 per share. The Series A Preferred Stock ranks prior to any series of our Common Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy, and is convertible into shares of Common Stock. The holders of the Series A Preferred Stock have no preemptive rights.

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

  Dividends

     Holders of Series A Preferred Stock are not entitled to receive dividends prior to the rate reset date. The rate reset date is the earlier of the date when remarketing of the Series A Preferred Stock begins or the date that there is a failure to remarket the Series A Preferred Stock because it is legally impossible. After such date, dividends on the Series A Preferred Stock are payable quarterly in cash at the reset dividend rate. The reset dividend rate per annum for each dividend period beginning on the rate reset date will generally be equal to $1,000 times the sum of (1) 7.0% plus (2) the annual dividend yield of a share of our Common Stock.

     Dividends on the Series A Preferred Stock are cumulative and accrue to the holders of Series A Preferred Stock whether or not they are declared and, whether or not our earnings or financial condition are sufficient to pay such dividends in whole or in part.

     As long as any Series A Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of our Common Stock unless (1) full dividends on the Series A Preferred Stock have been paid or set aside for payment, (2) all required amounts for purchase or retirement of, or sinking funds for, outstanding shares of Series A Preferred Stock have been paid or set aside and
(3) we are not in default of any of our obligations to redeem the Series A Preferred Stock.

  Liquidation Preference

     In the event of any voluntary or involuntary liquidation, dissolution or winding up our affairs, holders of Series A Preferred Stock will be entitled to be paid in full in cash the amount of $1,000 per share as well as all accrued dividends to the date of the distribution or payment, whether or not earned or declared. However, this payment right is subject to the rights of any senior stock or parity stock that is outstanding at that time. If, upon any liquidation, dissolution or winding up of our affairs, Series A Preferred Stock holders and parity stock holders are not paid in full then they shall share the amount paid out in proportion to the full amounts they would have been entitled to.

  Voting Rights

     The holders of the Series A Preferred Stock are not entitled to vote, except as set forth below or as expressly required by applicable law.

     So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock will be required for any amendment of our Articles of Incorporation which will adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock. In addition, the affirmative vote or consent of the holders of a least a majority of the outstanding shares of Series A Preferred Stock will be required to authorize, issue or increase the authorized amount of any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Series A Preferred Stock, or to authorize our merger or consolidation with or into another corporation or a statutory share exchange with another corporation, subject to certain exceptions.

  Redemption

     At any time following a redemption event and prior to a rate reset date, we will have the right to redeem all outstanding shares of Series A Preferred Stock at a price of $1,000 per share, plus accrued and unpaid dividends. A redemption event means the occurrence of any of the following:

     - our consolidation or merger with or into another entity, or a statutory exchange of securities with another entity, unless in connection with such transaction, our outstanding shares of Common Stock immediately preceding the transaction are converted into, exchanged for or otherwise represent at least a majority of the outstanding common stock of the surviving or resulting entity; or

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

     - the sale or conveyance of all or substantially all of our assets to another entity, other than our subsidiary.

  Mandatory Conversion

     Unless previously converted at the option of the holder as described in the next paragraph, on the third anniversary of the rate reset date, each outstanding share of Series A Preferred Stock will automatically convert into a number of shares of our common stock at the "CMS mandatory conversion rate" plus accrued and unpaid dividends. The CMS mandatory conversion rate equals the following number of shares of our Common Stock per share of Series A Preferred Stock, subject to adjustment:

     - if the average trading price of a share of our Common Stock for the 20-trading day period immediately prior to the conversion date equals or exceeds the product of the reset price and 1.10 (the "CMS threshold appreciation price"), the quotient of $1,000 divided by the CMS threshold appreciation price;

     - if the average trading price of a share of our Common Stock for the 20-trading day period immediately prior to the conversion date is less than the CMS threshold appreciation price but is greater than the reset price, the quotient of $1,000 divided by the average trading price of a share of our Common Stock for the 20-trading day period immediately prior to the conversion date; and

     - if the average trading price of a share of our Common Stock for the 20-trading day period immediately prior to the conversion date is less than or equal to the reset price, the quotient of $1,000 divided by the reset price.

  Conversion at the Option of the Holder

     At any time before the third anniversary of the rate reset date, each outstanding share of Series A Preferred Stock is convertible at the option of the holder into 24.779 shares of our Common Stock, subject to certain anti-dilution adjustments and adjustment on the rate reset date.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers. Consumers' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' ability to pay dividends is restricted by its First Mortgage Bond Indenture (the "Mortgage Indenture") and its Articles of Incorporation ("Articles"). The Mortgage Indenture provides that Consumers can only pay dividends on its common stock out of retained earnings accumulated subsequent to September 30, 1945, provided that upon such payment, there shall remain of such retained earnings an amount equivalent to any deficiency in maintenance and replacement expenditures as compared with maintenance and replacement requirements since December 31, 1945. Because of restrictions in its Articles and Mortgage Indenture, Consumers was prohibited from paying dividends on its common stock from June 1991 to December 31, 1992. However, as of December 31, 1992, Consumers effected a quasi-reorganization in which Consumers' accumulated deficit of $574 million was eliminated against other paid-in capital. With the accumulated deficit eliminated, Consumers satisfied the requirements under its Mortgage Indenture and resumed paying dividends on its common stock in May 1993.

     Consumers' Articles also provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary
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

liquidation of Consumers, and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period (hereinafter defined) if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "base period"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' Indenture dated January 1, 1996, between Consumers and Bank of New York as Trustee ("Indenture"), and certain Preferred Securities Guarantees by Consumers dated January 23, 1996, September 11, 1997 and October 25, 1999 (collectively the "Consumers Preferred Securities Guarantees"), in connection with which the 8.36% Trust Preferred Securities of Consumers Power Company Financing I, the 8.20% Trust Securities of Consumers Energy Financing II and the 9.25% Trust Originated Preferred Securities of Consumers Energy Financing III (collectively the "Consumers Trust Preferred Securities") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if: (i) there shall have occurred any event that would constitute an event of default under the Indenture or the trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees, or (iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Indenture, at any time for up to 20 consecutive quarters provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if Consumers were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

DEBT SECURITIES

     The Debt Securities offered by this prospectus will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debentures will be issued under a senior debt indenture and Subordinated Debentures will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures."

     The following briefly summarizes the material provisions of the indentures and the Debt Securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Debt Securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CMS Energy or the applicable trustee.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be Bank One Trust Company, National Associations and the trustee under the subordinated debt indenture will be The Bank of New York.

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

GENERAL

     The indentures provide that Debt Securities of CMS Energy may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy.

     Federal income tax consequences and other special considerations applicable to any Debt Securities issued by CMS Energy at a discount will be described in the applicable prospectus supplement.

     Because CMS Energy is a holding company, the claims of creditors of CMS Energy's subsidiaries will have a priority over CMS Energy's equity rights and the rights of CMS Energy's creditors, including the holders of Debt Securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of Debt Securities will describe the following terms, where applicable:

     - the title of the Debt Securities;

     - whether the Debt Securities will be senior or subordinated debt;

     - the total principal amount of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - the location where payments on the Debt Securities will be made;

     - the terms and conditions on which the Debt Securities may be redeemed at the option of CMS Energy;

     - any obligation of CMS Energy to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - any provisions for the discharge of CMS Energy's obligations relating to the Debt Securities by deposit of funds or United States government obligations;

     - whether the Debt Securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities;

     - any additional amounts with respect to the Debt Securities that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the Debt Securities rather than paying these additional amounts; and

     - any other specific terms of the Debt Securities.

CONCERNING THE TRUSTEES

     Each of Bank One Trust Company, National Association, the trustee under the senior debt indenture, and The Bank of New York, the trustee under the subordinated debt indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

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

EXCHANGE AND TRANSFER

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

PAYMENT

     Distributions on the Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, the City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Debt Securities in registered form will be made to the persons in whose name the Debt Securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

EVENTS OF DEFAULT

     Each indenture provides that events of default regarding any series of Debt Securities will be:

     - failure to pay required interest on any Debt Security of such series for 30 days;

     - failure to pay principal other than a scheduled installment payment or premium, if any, on any Debt Security of such series when due;

     - failure to make any required scheduled installment payment for 30 days on Debt Securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of Debt Securities other than such series;

     - certain events of bankruptcy or insolvency, whether voluntary or not; or

     - entry of final judgments against CMS Energy or Consumers for more than $25,000,000 which remain undischarged or unbonded for 60 days or a default resulting in the acceleration of indebtedness of CMS Energy or Consumers of more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the applicable indenture.

     Additional events of default may be prescribed for the benefit of the holders of a particular series of Debt Securities and will be described in the prospectus supplement relating to those Debt Securities.

     If an event of default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable.

     Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.
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

     CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy's compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the relevant trustee may withhold notice to the holders of the Debt Securities of any series of any default affecting such series, except payment on holders' Debt Securities when due, if it considers withholding notice to be in the interests of the holders of the Debt Securities of such series.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Debt Securities and the indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

MODIFICATION OF THE INDENTURE

     Each indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the Debt Securities to establish the form and terms of any series of securities under the indentures.

     Each indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of the Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable indenture or modify in any manner the rights of the holders of the Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each Debt Security affected, enter into any supplemental indenture to:

     - change the time of payment of the principal;

     - reduce the principal amount of such Debt Security;

     - reduce the rate or change the time of payment of interest on such Debt Security;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

     - impair the right to institute suit for the enforcement of any payment on any Debt Security when due.

     In addition, no such modification may reduce the percentage in principal amount of the Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable indenture.

     Prior to the acceleration of the maturity of any Debt Security, the holders, voting as one class, of a majority in total principal amount of the Debt Securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any Debt Security which cannot be modified or amended without the consent of the holder of each Debt Security affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     Each indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

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

     - CMS Energy need not comply with certain restrictive covenants of the relevant indenture (including those described under "Consolidation, Merger or Sale of Assets").

     If CMS Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Debt Securities of such series on the stated maturities of such Debt Securities in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the applicable indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Debt Securities of any series as described above,

     - the Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased,

     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such event of default,

     CMS Energy would remain liable for such amounts.

GOVERNING LAW

     Each indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

SENIOR DEBENTURES

     The Senior Debentures will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

SUBORDINATED DEBENTURES

     The Subordinated Debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of CMS Energy.

     If CMS Energy defaults in the payment of any distributions on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment on account of or redeem or otherwise acquire the Subordinated Debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in Subordinated Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debentures. Holders of Subordinated Debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.

     "Senior Indebtedness" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

     - indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures (other than the Subordinated Debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

     - obligations of CMS Energy with respect to letters of credit;

     - all indebtedness of others of the type referred to in the two preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

     The subordinated debt indenture does not limit the total amount of Senior Indebtedness that may be issued. As of September 30, 2000, Senior Indebtedness of CMS Energy totaled approximately $8.7 billion.

CERTAIN COVENANTS

     If Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, CMS Energy will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures) with or junior (in the case of Senior and Subordinated Debentures) to that Debt Security (other than
(a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure,
(ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the
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

Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Trust Preferred Securities are outstanding, not to convert the Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the indentures) by a holder of Trust Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successor which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate such Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

CONVERSION RIGHTS

     If the prospectus supplement provides, the Holders of Debt Securities may convert such Debt Securities into CMS Energy Common Stock, as defined herein (see "Description of Securities -- Common Stock"), at the option of the Holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

     The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

     - pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

     - subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

     - combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

     - pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

     - issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

     - issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the indentures) at a price per share less than the Average Market Price (as defined in the indentures) per share for such CMS Energy Common Stock; or

     - distributes to all holders of shares of its CMS Energy Common Stock any assets or Debt Securities or any rights or warrants to purchase securities, provided that no adjustment shall be made under the last two bullet points above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.
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

     CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the initial conversion price or conversion rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

TRUST PREFERRED SECURITIES

  General

     Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the applicable prospectus supplement. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the relevant Trust Trustees. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including:

     - the distinctive designation and the number of Trust Preferred Securities to be offered which will represent undivided beneficial interests in the assets of the Trust;

     - the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding;

     - whether holders' can convert the Trust Preferred Securities into shares of CMS Energy Common Stock;

     - whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the Debt Securities, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the Debt Securities, and at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest);

     - the amount of any liquidation preference;

     - the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise of CMS Energy of an option on the corresponding Debt Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities or other property or cash;

     - the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement, or set forth under a Guarantee (as defined below);

     - the additional payments, if any, which the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

     - the terms and conditions, if any, upon which the Debt Securities may be distributed to holders of Trust Preferred Securities; and

     - any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth below under "The Guarantees." Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities which the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

                EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES
                               AND THE GUARANTEES

     As set forth in the Trust Agreement, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Trusts, and to invest the proceeds from such issuance and sale to acquire directly the Debt Securities from CMS Energy.

     As long as payments of interest and other payments are made when due on the Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

     - CMS Energy shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

     - the Trust Agreement further provides that CMS Energy Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefore are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under "The Guarantees" below. If CMS Energy does not make interest payments on the Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy's obligations under the Debt Securities and the Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.

     If CMS Energy fails to make interest or other payments on the Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct a Property Trustee to enforce its rights under the Debt Securities. If a Property Trustee fails to enforce its rights under the Debt Securities, a holder of Trust Preferred

Securities may institute a legal proceeding against CMS Energy to enforce a Property Trustee's rights under the Debt Securities without first instituting any legal proceeding against a Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct a Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce a Guarantee Trustee's rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees which will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Either The Bank of New York, or Bank One Trust Company, National Association, each an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

  General

     CMS Energy will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to a
Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time; or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (a) the liquidation distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.

     Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.

     CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debentures, the Subordinated Debentures, the indentures and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in each Guarantee that if and so long as (i) the Trust is the holder of all the Debt Securities, (ii) a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities, CMS Energy will pay to the Trust such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures with or junior in the case of the Senior and Subordinated Debentures) to the Debt Securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a event of default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy also will covenant to (i) for so long as Trust Preferred Securities are outstanding, not convert Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities, (ii) maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEES

     The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders' Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.

EVENTS OF DEFAULT

     An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.

     If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.

STATUS OF THE GUARANTEES

     The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantees will constitute a guarantee of payment and not of collection which means that the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debentures, Subordinated Debentures, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                                 LEGAL OPINIONS

     Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Michael D. Van Hemert, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the Trusts. Certain United States Federal income taxation matters may be passed upon for CMS Energy and the Trust by either Jay M. Silverman, tax counsel for CMS Energy, or by special tax counsel to CMS Energy and of the Trust, who will be named in the prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedules of CMS Energy as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31, June 30, and September 30, 2000 and 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim consolidated financial information. This limitation of Section 11 responsibility is because those reports are not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                              PLAN OF DISTRIBUTION

     CMS Energy and/or the Trusts may sell the Offered Securities: (i) through the solicitation of proposals of underwriters or dealers to purchase the Offered Securities; (ii) through underwriters or dealers on a negotiated basis; (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CMS Energy and/or the Trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are used in the sale of Offered Securities, CMS Energy and/or the Trusts will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The Offered Securities may be sold directly by CMS Energy and/or the Trusts or through agents designated by CMS Energy and/or the Trusts from time to time. Any agent involved in the offer or sale of
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

the Offered Securities in respect to which this prospectus is delivered will be named, and any commissions payable by CMS Energy and/or the Trusts to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Offered Securities may be sold directly by CMS Energy and/or the Trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     The CMS Energy Common Stock may be offered other than through the facilities of a national securities exchange and other than to or through a market maker other than on an exchange.

     Agents, dealers and underwriters may be entitled under agreements with CMS Energy and/or the Trust to indemnification by CMS Energy and/or the Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for CMS Energy and/or the Trust in the ordinary course of business.

     The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for CMS Energy and/or the Trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CMS Energy and/or the Trusts to indemnification or contribution by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for CMS Energy and its subsidiaries in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. Reference is made to the prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the Offered Securities.

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                                  $269,000,000

                               [CMS ENERGY LOGO]

                           8.9% SENIOR NOTES DUE 2008

                             ----------------------
                             PROSPECTUS SUPPLEMENT
                                 JUNE 22, 2001
                             ----------------------

                           SOLE BOOK-RUNNING MANAGER

                         BANC OF AMERICA SECURITIES LLC

                                  CO-MANAGERS
BANC ONE CAPITAL MARKETS, INC.
         COMERICA SECURITIES
                   DEUTSCHE BANK ALEX. BROWN
                             TD SECURITIES
                                      TOKYO-MITSUBISHI INTERNATIONAL PLC
                                              FLEET SECURITIES, INC.
                                                    WILLIAMS CAPITAL GROUP, L.P.

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